Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

SORRENTO THERAPEUTICS, INC.,

SCILEX PHARMACEUTICALS INC.,

THE STOCKHOLDERS OF SCILEX PHARMACEUTICALS INC.,

AND

SPI SHAREHOLDERS REPRESENTATIVE, LLC, AS THE STOCKHOLDERS’ REPRESENTATIVE

Dated as of November 8, 2016

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Section 12.17	Schedules and Exhibits	74

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EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Escrow Agreement
Exhibit C	-	Form of Joinder Agreement
Exhibit D-1	-	Form of Offer Letter (Scilex)
Exhibit D-2	-	Form of Offer Letter (Sorrento)
Exhibit E	-	Form of Spousal Consent
Exhibit F	-	Form of Restrictive Agreement
Exhibit G	-	Form of Stockholders’ Agreement
Exhibit H	-	Form of Registration Rights Agreement
Exhibit I	-	Form of Drag-Along Agreement

SCHEDULES

Schedule 5.6	-	Related Party Transactions
Schedule 5.13	-	Excluded Contracts
Schedule 5.15(a)(1)	-	Terminated Employees
Schedule 5.15(a)(2)	-	Individuals Subject to Offer Letters
Schedule 5.15(b)	-	Employee Plans Subject to Termination
Schedule 6.13	-	Individuals Subject to Restrictive Agreements
Schedule 10.1(a)	-	Additional Indemnification Matters

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of November 8, 2016, by and among Sorrento Therapeutics, Inc., a Delaware corporation (the “Purchaser”), Scilex Pharmaceuticals Inc., a Delaware corporation (the “Company”), the stockholders of the Company set forth on the signature pages to this Agreement (collectively, the “Stockholders” and, individually, a “Stockholder”) and SPI Shareholders Representative, LLC, a Delaware limited liability company, as representative of the Stockholders pursuant to ARTICLE XI (the “Stockholders’ Representative”).

RECITALS

WHEREAS, the Stockholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Stockholders, such number of the issued and outstanding shares of capital stock of the Company as is equal to at least 70% of the total outstanding shares of capital stock of the Company as of the Closing (as defined below) (the “Shares”); and

WHEREAS, upon the terms and conditions set forth in this Agreement, the Stockholders propose to sell to the Purchaser and the Purchaser proposes to purchase from the Stockholders, all of the Shares in exchange for the consideration set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTION

Section 1.1 Agreement to Purchase and Sell. Subject to the terms and conditions in this Agreement, at the Closing, each Stockholder shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from such Stockholder, all of such Stockholder’s right title and interest in and to the Shares held by such Stockholder, free and clear of all Liens.

Section 1.2 Payment of Closing Consideration.

(a) At the Closing, the Purchaser shall deliver to the Stockholders the stock certificates representing the Closing Shares in the name of each Stockholder, in each case for such number of shares of Purchaser Common Stock as is equal to the product of (i) the total number of Closing Shares multiplied by (ii) such Stockholder’s Consideration Percentage; provided that any certificates representing Purchaser Common Stock to be delivered to a Stockholder shall, in each case, represent only whole shares of Purchaser Common Stock. In lieu of any fractional shares to which such Stockholder would otherwise be entitled, after combining any fractional interests of such Stockholder into as many whole shares as is possible, such Stockholder shall be paid in cash an amount equal to the dollar amount (rounded to the nearest whole cent, with $0.005 or less being rounded down) determined by multiplying the Closing Per Share Price by the fraction of a share of Purchaser Common Stock that would otherwise be deliverable to such Stockholder.

(b) At the Closing, the Stockholders shall transfer, grant, convey, sell and assign to the Purchaser all of the Shares. At the Closing and thereafter, each Stockholder shall deliver to the Purchaser all physical original certificates evidencing all such securities with stock transfer powers, in a form acceptable to the Purchaser, appropriately completed and signed.

Section 1.3 Milestone Payments.

(a) Within ten (10) business days after the FDA’s notice to the Company that the FDA has accepted the Company’s resubmitted new drug application (No. 207962) for ZTlido (lidocaine patch 1.8%) for the treatment of postherpetic neuralgia submitted after the date of this Agreement (the “FDA Acceptance”), subject to ARTICLE X, the Purchaser shall deliver to the Stockholders the stock certificates representing the FDA Acceptance Consideration Shares in the name of each Stockholder, in each case for such number of shares of Purchaser Common Stock as is equal to the product of (i) the total number of FDA Acceptance Consideration Shares multiplied by (ii) such Stockholder’s Consideration Percentage; provided that any certificates representing Purchaser Common Stock to be delivered to a Stockholder shall, in each case, represent only whole shares of Purchaser Common Stock. In lieu of any fractional shares to which such Stockholder would otherwise be entitled, after combining any fractional interests of such Stockholder into as many whole shares as is possible, such Stockholder shall be paid in cash an amount equal to the dollar amount (rounded to the nearest whole cent, with $0.005 or less being rounded down) determined by multiplying the Milestone Per Share Price by the fraction of a share of Purchaser Common Stock that would otherwise be deliverable to such Stockholder.

(b) Within ten (10) business days after the FDA’s notice to the Company that the FDA has approved for commercialization the Company’s resubmitted new drug application (No. 207962) for ZTlido (lidocaine patch 1.8%) for the treatment of postherpetic neuralgia (the “FDA Approval”), subject to ARTICLE X, the Purchaser shall deliver: (i) to the Stockholders the stock certificates representing the FDA Approval Consideration Shares, if any, in the name of each Stockholder, in each case for such number of shares of Purchaser Common Stock as is equal to the product of (A) the total number of FDA Approval Consideration Shares multiplied by (B) such Stockholder’s Consideration Percentage; provided that any certificates representing Purchaser Common Stock to be delivered to a Stockholder shall, in each case, represent only whole shares of Purchaser Common Stock; and (ii) to the Stockholders, the FDA Approval Cash Consideration by wire transfer of immediately available funds to the accounts designated by the Stockholders’ Representative in writing. In lieu of any fractional shares to which such Stockholder would otherwise be entitled, after combining any fractional interests of such Stockholder into as many whole shares as is possible, such Stockholder shall be paid in cash an amount equal to the dollar amount (rounded to the nearest whole cent, with $0.005 or less being rounded down) determined by multiplying the Milestone Per Share Price by the fraction of a share of Purchaser Common Stock that would otherwise be deliverable to such Stockholder.

(c) The right of the Stockholders to receive Purchaser Common Stock upon the FDA Acceptance and the FDA Approval as set forth in Section 1.3(a) and (b), respectively, (i) is solely a contractual right and will not be evidenced by a certificate, does not constitute a security, or other instrument, (ii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, except by will or intestacy, by operation of law or with the consent of the Purchaser, (iii) does not represent any equity or ownership interest in the Purchaser or any of its Affiliates, (iv) does not give the Stockholders any right to receive interest payments, and (v) shall (together with any FDA Acceptance Consideration Shares or FDA Approval Consideration Shares actually issued and any FDA Approval Cash Consideration paid) be treated by the parties as consideration in respect of the Shares for applicable income tax purposes, except for any amount required by Law to be treated as interest.

Section 1.4 Stock Options.

(a) The Purchaser is not assuming or continuing the Company Stock Option Plan. The Purchaser is not continuing, assuming or substituting for any Company Options or other convertible securities granted under the Company Stock Option Plan; provided that all unexercised Company Options outstanding as of immediately prior to the Closing shall be treated as follows: Effective as of immediately prior to (and subject to) the Closing, all Company Options (1) shall accelerate as to all shares subject to such Company Options and (2) shall be automatically exercised on a net exercise basis with the number of Company Common Shares issuable upon such net exercise equal to the quotient of (rounded to the nearest whole share (with .05 or less being rounded down)): (A) the product of (i) the number of Company Common Shares subject to the Company Option multiplied by (ii) the positive amount, if any, by which the Fair Market Value (as defined in the Company Stock Option Plan) of a Company Common Share on the date of the Change in Control (as defined in the Company Stock Option Plan) occurring by virtue of the Closing exceeds the exercise price of such Company Option, divided by (B) the Fair Market Value (as defined in the Company Stock Option Plan) of a Company Common Share on the date of the Change in Control (as defined in the Company Stock Option Plan) occurring by virtue of the Closing; provided, however, that if the Fair Market Value (as defined in the Company Stock Option Plan) per Company Common Share on the date of the Change in Control (as defined in the Company Stock Option Plan) occurring by virtue of the Closing does not exceed the exercise price of any such Company Option, such Company Option shall be cancelled without any payment of consideration therefor. Each such holder of a net exercised Company Option shall thereafter be deemed a Stockholder for purposes of this Agreement and entitled to receive the Closing Consideration and, if applicable, the FDA Acceptance Consideration Shares, the FDA Approval Consideration Shares and the FDA Approval Cash Consideration, with respect to the net number of Company Common Shares issued upon such net exercise, subject to delivery by such optionee of a Joinder Agreement and any such other documentation as requested by the parties hereto. At or prior to the Closing, the board of directors of the Company shall adopt any resolutions, in form and substance satisfactory to the Purchaser, and take any actions which are necessary, to effectuate the provisions of this Section 1.4(a), including the adoption of resolutions terminating the Company Stock Option Plan.

(b) By executing this Agreement, each Stockholder hereby acknowledges and agrees that all outstanding Company Options held by such Stockholder that are not exercised as of immediately prior to the Closing shall, as of the Closing, be deemed automatically cancelled and no longer represent the right to acquire Company Common Shares or any other securities of the Company or any of its Affiliates, and, subject to the provisions of Section 1.4(a) governing the treatment of Company Options, all agreements between the Company and such Stockholder relating to such Company Options shall be deemed terminated in their entirety, void and of no further force or effect.

Section 1.5 Warrants.

(a) The Purchaser is not continuing, assuming or substituting for any Company Warrants. At or prior to the Closing, the board of directors of the Company shall adopt any resolutions, in form and substance satisfactory to the Purchaser, and take any actions which are necessary, to effectuate the provisions of this Section 1.5(a), including the adoption of resolutions terminating each Company Warrant.

(b) The Company shall enter into such agreements, in form and substance satisfactory to the Purchaser, and take any actions which are necessary, in each case at or prior to the Closing, to terminate and cancel all outstanding Company Warrants that have not been exercised prior to the Closing, without the payment of any additional consideration to the holders of such Company Warrants.

(c) By executing this Agreement, each Stockholder hereby acknowledges and agrees that all outstanding Company Warrants held by such Stockholder that are not exercised as of immediately prior to the Closing shall, as of the Closing, be deemed automatically cancelled and no longer represent the right to acquire Company Common Shares or any other securities of any of the Company or any of its Affiliates, and all agreements between the Company and such Stockholder relating to such Company Warrants shall be deemed terminated in their entirety, void and of no further force or effect.

Section 1.6 Net Debt Adjustment.

(a) No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a calculation of the estimated Net Debt of the Company at and as of immediately prior to the Closing, which sets forth a good faith estimate of the Net Debt as of such time (the “Estimated Net Debt”). The Estimated Net Debt calculation shall be prepared by the Company in accordance with GAAP consistently applied and in accordance with the preparation of the Company Financial Statements. The Purchaser and its Representatives, including the Purchaser’s independent accountants, shall have access to all work papers of the Company and its Representatives, including its independent accountants, relating to the Estimated Net Debt. If the Purchaser disputes the Estimated Net Debt (or any portion thereof) prior to the Closing, then the Purchaser and the Company shall negotiate in good faith to resolve any such dispute at or prior to the Closing. If the Estimated Net Debt is a negative number, the absolute value of the difference between zero and the Estimated Net Debt as reflected, if any, shall be referred to herein as the “Excess Net Debt.” For avoidance of doubt, if the Estimated Net Debt is a positive number, then no Net Debt-related adjustment shall be made to the Closing Consideration.

(b) As promptly as practicable, but no later than 90 days after the Closing Date, the Purchaser shall cause to be prepared and delivered to the Stockholders’ Representative a calculation of the Net Debt of the Company at and as of immediately prior to the Closing, which shall set forth the Purchaser’s good faith calculation of the Net Debt as of such time (the “Final Net Debt”). The Final Net Debt calculation shall be prepared by the Purchaser or its Representatives in accordance with GAAP consistently applied and in accordance with the preparation of the Company Financial Statements.

(c) If the Stockholders’ Representative disagrees with the Purchaser’s calculation of the Final Net Debt delivered pursuant to Section 1.6(b), then the Stockholders’ Representative may, within 45 days after delivery of the Final Net Debt calculation, deliver a written statement (the “Statement of Objection”) to the Purchaser disagreeing with such calculation that: (i) specifies the Stockholders’ Representative’s calculation of the Final Net Debt, (ii) indicates each item or amount in the calculation of the Net Debt disputed by the Stockholders’ Representative, and (iii) sets forth in detail the Stockholders’ Representative’s grounds for disputing each individual item or amount in the Final Net Debt calculation. The Stockholders’ Representative may only deliver one Statement of Objection to the Purchaser, and the Stockholders’ Representative shall not raise any disagreements with the Final Net Debt calculation other than the disagreements set forth in the Statement of Objection, nor shall the Stockholders’ Representative assert any claims that the value of any item or amount is greater or less than the value claimed in the Statement of Objection. Failure by the Stockholders’ Representative to deliver a Statement of Objection within such 45 day period shall be deemed to constitute acceptance by the Stockholders’ Representative of the Purchaser’s calculation of the Final Net Debt, and shall be final and binding upon, and non-appealable by, the Purchaser, the Stockholders’ Representative and, for the avoidance of doubt, the Stockholders.

(d) If a Statement of Objection shall be delivered to the Purchaser pursuant to Section 1.6(c), the Purchaser and the Stockholders’ Representative shall, during the 15 days following such delivery, use commercially reasonable, good faith efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Final Net Debt. If the Purchaser and the Stockholders’ Representative are able to reach such agreement during such 15 day period, the Final Net Debt, with such changes as may have been previously agreed in writing by the Purchaser and the Stockholders’ Representative, shall be final and binding upon, and non-appealable by, the Purchaser, the Stockholders’ Representative and, for the avoidance of doubt, the Stockholders.

(e) If the Purchaser and the Stockholders’ Representative are unable to reach such agreement during such 15 day period, they shall promptly and jointly retain a firm of independent accountants of internationally recognized standing reasonably satisfactory to the Stockholders’ Representative and the Purchaser (who shall not have any material relationship with the Stockholders’ Representative or the Purchaser) (the “Accounting Referee”) and cause the Accounting Referee promptly to review this Agreement and such disputed amounts. The Accounting Referee shall be instructed to resolve such disputes within 45 days of retention of the Accounting Referee. The Accounting Referee shall address only those matters in dispute and may not allow a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The Accounting Referee shall deliver to the Purchaser and the Stockholders’ Representative, as promptly as practicable but in no event later than 45 days after retention of the Accounting Referee, a report setting forth such calculation. Such report shall be final and binding upon, and non-appealable by, the Purchaser, the Stockholders’ Representative and, for the avoidance of doubt, the Stockholders. The cost of such review and report shall be borne by the Purchaser, on the one hand, and the Stockholders (payable by the Stockholders’ Representative on their behalf, with pro rata contribution by the Stockholders based upon their Consideration Percentage), on the other, in inverse proportion as the Purchaser and the Stockholders’ Representative (on behalf of the Stockholders), respectively, may prevail on the matters resolved by the Accounting Referee, which proportionate allocation shall also be determined by the Accounting Referee and be included in the Accounting Referee report.

(f) The Purchaser and the Stockholders’ Representative agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the calculation of the Final Net Debt, including making available, to the extent necessary, books, records, work papers and personnel.

(g) If the Final Net Debt is less (that is, more in the negative direction) than the Estimated Net Debt, the Purchaser shall be entitled to recover, pursuant to the Escrow Agreement, such number of the Escrow Shares as is equal to the product obtained by multiplying: (i) the quotient obtained by dividing: (A) the amount by which the Final Net Debt is less (that is, more in the negative direction) than the Estimated Net Debt (such amount, the “Net Debt Adjustment Amount”) by (B) the Closing Per Share Price, by (ii) the Proration Factor, within five (5) Business Days from when the Final Net Debt has become final, binding and non-appealable in accordance with Section 1.6(c), (d) or (e); provided, however, that the Purchaser shall in no event be entitled to recover any of the Escrow Shares pursuant to this Section 1.6(g) if the Final Net Debt is a positive number or if the Final Net Debt is a number greater (that is, less in the negative direction) than the Estimated Net Debt.

Section 1.7 Escrow. At the Closing, the Purchaser shall withhold the Initial Escrow Shares and deliver such Initial Escrow Shares to Wilmington Trust N.A., as escrow agent (the “Escrow Agent”), to be held by the Escrow Agent as collateral to secure the rights of the Purchaser pursuant to Section 1.6(a) and of the Indemnified Parties under ARTICLE X. The Escrow Shares shall be held pursuant to the provisions of an escrow agreement to be entered into among the Purchaser, the Escrow Agent and the Stockholders’ Representative substantially in the form of EXHIBIT B hereto (the “Escrow Agreement”).

On the date that is six months after the Closing Date, any of the Escrow Shares not previously released by the Escrow Agent as of such date shall be released by the Escrow Agent (the “Escrow Period”); provided, however, that in the event any Indemnified Party has made a claim under ARTICLE X prior to the end of the Escrow Period, then, in accordance with and subject to the terms and conditions of the Escrow Agreement, the Escrow Period shall continue (and the Escrow Agent will continue to hold such number of the Escrow Shares in escrow as is equal to the quotient obtained by dividing: (i) any claimed amounts by (ii) the Closing Per Share Price, rounded up to the nearest whole share, until such claim is fully and finally resolved. By virtue of the execution of this Agreement by a Stockholder, without any further act of any Stockholder, such Stockholder shall be deemed to have consented to and approved (A) the use of the Escrow Shares as collateral to secure the rights of the Purchaser pursuant to Section 1.6(a) in the manner set forth herein and in the Escrow Agreement, (B) the use of the Escrow Shares as collateral to secure the rights of the Indemnified Parties under ARTICLE X in the manner set forth herein and in the Escrow Agreement, and (C) the appointment of the Stockholders’ Representative as the representative under the Escrow Agreement of the Stockholders under this Agreement and as the attorney-in-fact and agent for and on behalf of such Stockholder.

Section 1.8 Exercise of Company Options and Company Warrants Pre-Closing. In the event that any holder of a Company Option or Company Warrant exercises such Company Option or Company Warrant prior to the Closing (each such holder, an “Exercising Holder”), to the extent such Exercising Holder is not already a party to this Agreement as a Stockholder, the Company shall cause such Exercising Holder to execute a joinder signature to this Agreement whereby such Exercising Holder shall agree to become a party to, and bound by, the provisions of this Agreement, in each case in substantially the form of EXHIBIT C hereto (each, a “Joinder Agreement”).

Section 1.9 Non-Accredited Investors. Notwithstanding any provisions of this Agreement to the contrary, in the event the Purchaser or the Company believes in its reasonable discretion that a Stockholder entitled to receive consideration upon the acceleration of a Company Option in accordance with Section 1.4(a) is not an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, in connection with the cancellation of such Company Option, the Purchaser shall pay (or cause to be paid) to the holder of such Company Option, in the form of cash only (and not in the form of Purchaser Common Stock), an amount equal to (a) the number of Company Common Shares subject to the Company Option multiplied by (b) the positive amount, if any, by which the Fair Market Value (as defined in the Company Stock Option Plan) of a Company Common Share on the date of the Closing exceeds the exercise price of such Company Option. The cash amount payable in respect of a Company Option pursuant to this Section 1.9 shall be the sole consideration payable in connection with the cancellation of any such option, and no further consideration shall be payable to the holder thereof in respect of such Company Option.

Section 1.10 Definitions. Capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings set forth in EXHIBIT A hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

Except as set forth on the Disclosure Schedule, the Company and the Stockholders hereby, jointly and severally, represent and warrant to the Purchaser and for the benefit of the Indemnified Parties, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 2.1 Organization and Good Standing.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets, to carry on and conduct its business as now being conducted and as proposed to be conducted by the Company as of the Closing Date and by the Purchaser after the Closing Date and to perform its obligations under all Material Contracts, and is duly qualified or registered to do business and is in good standing as a foreign corporation (or equivalent status in the relevant jurisdiction) in each jurisdiction set forth on Section 2.1(a) of the Disclosure Schedule, which jurisdictions constitute as of the date of this Agreement the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable. The Company has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.

(b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the name under which the Company is currently incorporated.

(c) Section 2.1(c) of the Disclosure Schedule sets forth (i) the names of the members of the board of directors of the Company, (ii) the names of the members of each committee of the board of directors of the Company, and (iii) the names and titles of the officers of the Company.

(d) The Company has provided to the Purchaser true, correct and complete copies of: (i) the Organizational Documents of the Company, as in effect on the date of this Agreement, and such copies reflect all amendments made thereto at any time prior to the date of this Agreement, (ii) the stock records of the Company, (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company (clauses (i), (ii) and (iii), collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent with the Company Constituent Documents. The Company is not in default under or in violation of any provision of its Organizational Documents. The books and records of the Company are up to date, true, correct and complete in all material respects. All the records of the Company have been maintained in accordance with applicable Laws and prudent business practices and are in the actual possession and direct control of the Company.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 Company Common Shares, of which 20,973,150 shares have been issued and are outstanding as of the date of this Agreement and 20,000,000 shares of preferred stock, par value $0.0001 per share, of the Company, none of which have been issued or are outstanding as of the date of this Agreement. All of the outstanding Company Common Shares have been duly authorized and validly issued, and are fully paid and non-assessable. All of the outstanding Company Common Shares have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, and (ii) all requirements set forth in the Company Constituent Documents and applicable Contracts. None of the issued Company Common Shares were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Section 2.2(a) of the Disclosure Schedule accurately sets forth with respect to each Company Common Share outstanding as of the date of this Agreement: (A) the name of the registered holder of such Company Common Share; and (B) the date on which such Company Common Share was issued. The Stockholders are the registered owners of the Shares and the percentage of the outstanding capital stock of the Company owned of record by each Stockholder is as set forth on Section 2.2(a) of the Disclosure Schedule.

(b) The Company has reserved 3,626,567 Company Common Shares for issuance under the Company Stock Option Plan, of which options to purchase 532,537 Company Common Shares are outstanding as of the date of this Agreement. Section 2.2(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option outstanding as of the date of this Agreement (whether vested or unvested): (i) the name of the holder of such Company Option, (ii) the total number of Company Common Shares that are subject to such Company Option and the number of Company Common Shares with respect to which such Company Option is immediately exercisable, (iii) the date on which such Company Option was granted and the term of such Company Option, (iv) the vesting schedule for such Company Option, (v) the exercise price per Company Common Share purchasable under such Company Option, and (vi) whether (and to what extent) the vesting of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the transactions contemplated by this Agreement. The termination of each Company Option in accordance with the terms of this Agreement will not result in any liability to the Company or the Purchaser, subject to the participation in the consideration by the holders of “in-the-money” options pursuant to Section 1.4.

(c) The Company has reserved 4,184,626 Company Common Shares for issuance pursuant to Company Warrants that are outstanding as of the date of this Agreement. Section 2.2(c) of the Disclosure Schedule accurately sets forth, with respect to each Company Warrant outstanding as of the date of this Agreement (whether vested or unvested): (i) the name of the holder of such Company Warrant, (ii) the total number of Company Common Shares that are subject to such Company Warrant and the number of Company Common Shares with respect to which such Company Warrant is immediately exercisable, (iii) the date on which such Company Warrant was issued and the term of such Company Warrant, (iv) the vesting schedule for such Company Warrant, (v) the exercise price per Company Common Share purchasable under such Company Warrant, and (vi) whether (and to what extent) the vesting of such Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the transactions contemplated by this Agreement. The termination of each Company Warrant in accordance with the terms of this Agreement will not result in any liability to the Company or the Purchaser.

(d) Except for Company Options granted pursuant to the Company Stock Option Plan and set forth on Section 2.2(b) of the Disclosure Schedule and the Company Warrants set forth on Section 2.2(c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire, or that relates to, any capital stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Company, (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any of its capital stock or any other securities of the Company, or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any capital stock or other securities of the Company (clauses (i) through (iv), collectively, “Company Rights”). The Company does not have any outstanding stock appreciation rights, phantom stock, performance based stock or equity rights or similar stock or equity rights or obligations. The

Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

(e) Section 2.2(e) of the Disclosure Schedule sets forth all issued and outstanding Company Common Shares that constitute restricted shares or are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company, indicating the name of the applicable stockholder, the class of any such shares, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the transactions contemplated by this Agreement, and whether such holder has the sole power to vote and dispose of such shares.

(f) The Company is not a party to or bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any capital stock or other equity interests of the Company.

(g) None of the outstanding capital stock of the Company is entitled or subject to any purchase option, call option, right of first refusal, preemptive right, right of participation, subscription right or any similar right (whether pursuant to the Company Constituent Documents or any Contract or any statute to which the Company is subject) and there is no Contract relating to information rights, financial statement requirements, the voting or registration of, or restricting any Person from purchasing, selling, pledging, transferring or otherwise disposing of (or granting any option or similar right with respect to), any of the Company’s capital stock. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated (i) to repurchase, redeem or otherwise acquire any outstanding capital stock of the Company, or (ii) make any investment (in the form of a loan or capital contribution) in any other Entity.

(h) The Company has never repurchased, redeemed or otherwise reacquired any of its capital stock or other securities.

(i) The rescission offer conducted by the Company in July 2014 with respect to certain securities issued in the March 2014 private placement was conducted in accordance with all applicable Laws.

(j) The Company is not now, nor has it ever been, required to file any periodic or other reports, or any registration statement, with any applicable securities regulatory authority, including the United States Securities and Exchange Commission, pursuant to any securities legislation, regulations or rules or policies promulgated thereunder, including the Securities Act and the rules and regulations promulgated thereunder, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 2.3 Subsidiaries. The Company has no Subsidiaries and has never had any Subsidiaries. The Company does not own, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any other Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any other Entity. Neither the Company nor any of its stockholders has ever approved or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other equity interests or that otherwise could affect rights or obligations of the holders of the capital stock or other equity interests of the Company.

Section 2.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and any Stockholder Related Agreement to which it is a party, perform its obligations under this Agreement and any Stockholder Related Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and any Stockholder Related Agreement to which it is a party.

(b) The execution, delivery and performance of this Agreement and any Stockholder Related Agreement to which it is a party and the consummation of the transactions contemplated by this Agreement and any Stockholder Related Agreement to which it is a party by the Company have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action or proceeding on the part of the Company or its board of directors is necessary to authorize the execution, delivery or performance of this Agreement, any Stockholder Related Agreement to which it is a party or the consummation of the transactions contemplated by this Agreement or any such Stockholder Related Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(c) Neither the execution, delivery or performance by the Company of this Agreement or any of the Stockholder Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Stockholder Related Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, any Company Constituent Document, (ii) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Stockholder Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or any of its assets is subject, or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by the Company.

(d) No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company: (i) in connection with the execution and delivery of this Agreement or any of the Stockholder Related Agreements by the Company or the consummation by the Company of the transactions contemplated by this Agreement or any of the Stockholder Related Agreements, or (ii) necessary for the Company to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement and the Stockholder Related Agreements.

Section 2.5 Company Financial Statements; Books and Records.

(a) Section 2.5(a) of the Disclosure Schedule sets forth true, correct and complete copies of the following financial statements and notes thereto (collectively, the “Company Financial Statements”):

(i) The audited consolidated balance sheets of the Company as of December 31, 2015 and December 31, 2014 (the “Audited Balance Sheet”), and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the periods then ended; and

(ii) the unaudited consolidated balance sheet of the Company as of June 30, 2016 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of operations, stockholders’ equity and cash flow for the six months then ended.

(b) Each Company Financial Statement: (i) is true, correct and complete in all respects and has been prepared in conformity with (A) the books and records of the Company, which, in turn, are true, correct and complete, and (B) GAAP consistently applied throughout the periods covered thereby (except as may be indicated in the notes to such Company Financial Statement); (ii) fairly presents the consolidated financial position of the Company as of such dates and the consolidated results of operations, changes in stockholders’ equity and cash flow of the Company for the periods then ended, subject in the case of unaudited financial statements to (y) normal recurring year-end audit adjustments, none of which would individually or in the aggregate be material, and (z) the absence of footnote disclosures, none of which would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Company; and (iii) contains and reflects adequate reserves, in accordance with GAAP, for all reasonably anticipated losses, costs and expenses. No financial statement of any Person (other than the Company) is required by GAAP to be included in the Company Financial Statements.

(c) The Company Financial Statements were prepared from the books, records and accounts of the Company, which books, records and accounts have been maintained in accordance with all applicable Laws and (i) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company Financial Statements in accordance with GAAP, and (ii) are true, correct and complete in all respects. The Company maintains accurate books and records reflecting its assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of the financial statements in conformity with GAAP and to maintain accountability for the Company’s assets, (C) access to the Company’s assets is permitted only in accordance with management’s authorization, (D) the reporting of Company’s assets is compared with existing assets at regular intervals, and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has delivered to the Purchaser copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls, as applicable.

Section 2.6 No Undisclosed Liabilities; Indebtedness.

(a) The Company has no obligations or liabilities (whether or not absolute, accrued, contingent, determined, determinable, unliquidated or otherwise, whether known or unknown, whether due or to become due, whether or not required to be reflected in financial statements in accordance with GAAP and regardless of when or by whom asserted), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such an obligation or liability, except for: (i) liabilities that are fully reflected or provided for in the Company Financial Statements, and (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet and of a type reflected or provided for in the Interim Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), which in the aggregate are not in excess of $25,000 and which will be satisfied and discharged by the Company as of immediately prior to the Closing.

(b) Section 2.6(b) of the Disclosure Schedule sets forth a true, correct and complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. All of the outstanding Indebtedness may be prepaid by the Company at any time without the consent or approval of, or prior notice to, any other Person, and without payment of any premium or penalty.

Section 2.7 No Company Material Adverse Effect. Since December 31, 2015, the Company has conducted its business only in the ordinary course of business consistent with past practice and, since such date, there has not been (a) any event, occurrence, development or state of circumstances or facts that has had, or could reasonably be expected to result in, a Company Material Adverse Effect, (b) any other action or event that would have required the consent of the Purchaser pursuant to Section 5.2(b) had such action or event occurred after the date of this Agreement, or (c) any event, occurrence, development or state of circumstances or facts that has, or could reasonably be expected to have, the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

Section 2.8 Absence of Certain Changes or Events. Since the date of the Audited Balance Sheet, the Company has not:

(a) issued (i) any notes, bonds or other debt securities, (ii) any capital stock or other equity securities or any securities or rights convertible into or exchangeable or exercisable for any capital stock or other equity securities (except for Company Common Shares issued upon the exercise of Company Options or Company Warrants), or (iii) any Company Rights (except for Company Options set forth on Section 2.2(b) of the Disclosure Schedule or Company Warrants set forth on Section 2.2(c) of the Disclosure Schedule);

(b) amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, (iii) any provision of any Company Warrant, or (iv) any restricted stock purchase agreement;

(c) borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice, which in the aggregate are not in excess of $25,000 and which will be satisfied and discharged by the Company as of immediately prior to the Closing;

(d) discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past practice;

(e) declared, accrued, set aside or made any payment or distribution of cash or other property to any of its equityholders or its other Affiliates with respect to such equityholders’ equity securities or otherwise, or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity);

(f) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

(g) (i) acquired, leased or licensed any right or other asset from any Person, (ii) sold, assigned, transferred, leased or licensed to any Person, or otherwise encumbered, any of its assets, except in each case, in the ordinary course of business consistent with past practice, or (iii) canceled any debts or claims;

(h) sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights, disclosed any Confidential Information to any Person (other than to the Purchaser and its Affiliates and other than disclosures made in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable confidentiality restrictions), or abandoned or permitted to lapse any Intellectual Property Rights;

(i) (i) granted any severance or termination pay to (or amended any existing arrangement with) any current or former director, officer or employee, (ii) increased, or accelerated the payment of, the compensation or benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee, (iv) established, adopted or amended (except as required by applicable Laws) any Employee Plan or any collective bargaining, works council, stock option, restricted stock, bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or any other benefit plan, agreement or arrangement covering any employees, officers, consultants or directors of the Company, or (v) increased, or accelerated the payment of, the compensation, bonus or other benefits payable to any employees, officers, consultants or directors of the Company other than in the case of this clause (v) in accordance with the Company’s ordinary course of business and consistent with past practice;

(j) received notice from any employee or independent contractor of any resignation or termination of their employment or engagement, as the case may be;

(k) suffered any extraordinary losses or waived any rights of value (whether or not in the ordinary course of business or consistent with past practice) in excess of $25,000 in the aggregate;

(l) made capital expenditures or commitments therefor that exceed $25,000 individually or $50,000 in the aggregate;

(m) delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other material liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable outside the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 in the aggregate;

(n) made any loans or advances to, guaranties for the benefit of, or any investments in, any Person (other than advances to the employees of the Company in the ordinary course of business consistent with past practice);

(o) suffered any damage, destruction or casualty loss exceeding in the aggregate $25,000, whether or not covered by insurance;

(p) made any change in any method of accounting or accounting policies or made any write-down in the value of its inventory or made any accruals for Tax liability, in each case that is other than in the ordinary course of business consistent with past practice or reversed any accruals (whether or not in the ordinary course of business consistent with past practice);

(q) (i) written off as uncollectible, or established any extraordinary reserve with respect to, any billed or unbilled account receivable or other Indebtedness outside existing reserves, or (ii) increased any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);

(r) made or changed any Tax election, changed any annual tax accounting period, changed or adopted any method of tax accounting, filed any amended Tax Returns or claims for Tax refunds, entered into any closing agreement, settled any Tax claim, audit or assessment, consented to any extension or waiver of the limitation period applicable to any claim or assessment of Taxes, or surrendered any right to claim a Tax refund, offset or other reduction;

(s) threatened, commenced or settled any Legal Proceeding;

(t) made any investment in or taken any steps to incorporate or form any Subsidiary or to acquire any equity interest or other interest in any other Entity;

(u) amended any of its Organizational Documents or effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business, from competing with any Person in any line of business that is material to the Company or otherwise restricting the conduct of its business anywhere in the world;

(w) entered into, amended or terminated any material Contract other than in the ordinary course of business consistent with past practice;

(x) received notice, whether written or oral, from any party to a Company Contract of such party’s intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company;

(y) entered into any transaction with any of its Affiliates;

(z) entered into any other material transaction (other than the entry into this Agreement and the Stockholder Related Agreements and the agreements and transactions contemplated by this Agreement and the Stockholder Related Agreements), whether or not in the ordinary course of business consistent with past practice, or materially changed any business practice;

(aa) taken any action which, if taken after the date of this Agreement and prior to the Closing Date, would constitute a breach of Section 5.2(b); or

(bb) agreed, whether orally or in writing, to do any of the foregoing.

Section 2.9 Taxes.

(a) All Tax Returns required to have been filed by or on behalf of, or with respect to the assets of, the Company through the date of this Agreement have been timely filed in accordance with all applicable Laws (pursuant to an extension of time or otherwise) and are true, correct and complete in all respects. The Company has provided to the Purchaser true, correct and complete copies of all Tax Returns.

(b) Section 2.9(b) of the Disclosure Schedule sets forth a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns. No claim has ever been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(c) All Taxes, estimated Taxes, deposits and other payments due and owing by or on behalf of the Company (whether or not shown on any Tax Return) have been or will be timely paid in full through the date of this Agreement.

(d) The Company has accrued on the Company Financial Statements in accordance with GAAP all liabilities for unpaid Taxes through the date of this Agreement.

(e) The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

(f) The Company has withheld all amounts of Taxes required to be withheld from its employees, agents, contractors, creditors, stockholders, members or other equityholders and third parties and timely remitted such amounts to the proper Governmental Body and filed all federal, state, local and foreign Tax Returns and reports with respect to employee income Tax withholding, social security, unemployment, and other similar Taxes, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws.

(g) The Company has collected all material sales, value-added and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body (or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations).

(h) No claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no Legal Proceeding, audit, examination or investigation of any Tax Return of the Company is currently underway, pending or, to the Knowledge of the Company, threatened. There have been no examinations or audits of any Tax Return of the Company. The Company has provided to the Purchaser true, correct and complete copies of all audit reports, correspondence with Tax authorities and similar documents (to which the Company has access) relating to the Tax Returns of the Company.

(i) All Tax deficiencies asserted by a Governmental Body against the Company have been paid in full, accrued on the books of the Company, as applicable, or finally settled, and no indication of a Tax increase or other issue has been raised in any such examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency for any other period not so examined.

(j) There are no outstanding waivers or agreements between any Governmental Body and the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Governmental Body.

(k) There are no Liens for Taxes with respect to the Company or the assets or properties of the Company, nor is there any Lien that is pending or, to the Knowledge of the Company, threatened.

(l) The Company has not been a member of an “affiliated group” of companies (within the meaning of Section 1504 of the Code) filing a consolidated federal income tax return (other than a group, the common parent of which was the Company).

(m) The Company has no liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of national, provincial, territorial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(n) The Company is not a party to or bound by any Tax allocation, Tax indemnification or Tax sharing agreement.

(o) The Company has not made any payments, is not obligated to make any payments and is not a party to any Contract that would obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of national, provincial, territorial, state, local or foreign Law).

(p) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement.

(q) The Company has no net operating losses or other tax attributes presently subject to limitation under Sections 382, 383, 384 of the Code or the federal consolidated return regulations (or any corresponding or similar provision of state, local or foreign income Tax law).

(r) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the date of this Agreement as a result of any (i) adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign tax Laws, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of national, provincial, territorial, state, local or foreign income Tax Law) executed on or prior to the date of this Agreement, (iii) installment sale or open transaction disposition made on or prior to the date of this Agreement, (iv) prepaid amount received on or prior to the date of this Agreement, (v) reserve claimed in respect of a taxation year ending prior to the date of this Agreement, (vi) any election (including a protective election) pursuant to Section 108(i) of the Code, or (vii) change in method of accounting for a Tax period ending on or prior to the Closing Date.

(s) The Company has not, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof and has complied with all material transfer pricing rules and requirements, including any disclosure, reporting and other similar requirements under Section 482 of the Code (or any corresponding provision of any state, local or foreign Tax Law).

(t) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(u) The Company (i) does not have a permanent establishment, office or other fixed place of business, and (ii) has never filed or had any obligation to file, and does not have any obligation to file, any Tax Return based on income or otherwise, in each case in any jurisdiction other than the United States.

(v) None of the Tax Returns described in Section 2.9(a) contains any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of national, provincial, territorial, state, local or foreign law) and the Treasury Regulations issued thereunder.

(w) The Company is, and has at all times been, in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.

(x) The Company has not at any time engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), and no IRS Form 8886 has been filed with respect to the Company, nor has the Company entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Body.

Section 2.10 Real Property.

(a) The Company does not own, and has never owned, any real property, and the Company is not obligated and does not have an option to acquire an ownership interest in any real property.

(b) Section 2.10(b) of the Disclosure Schedule sets forth a true, correct and complete list of the Leased Real Property and the leases under which such Leased Real Property is leased, subleased or licensed, including all amendments or modifications to such leases (the “Leases”). The Company has provided to the Purchaser true, correct and complete copies of all Leases. the Company is not a party to any lease, sublease, license, assignment or similar arrangement under which it is a lessor, sublessor, licensor or assignor of, or otherwise makes available for use by any third party of, any portion of the Leased Real Property, and none of the Company is in violation of any zoning, building, safety or environmental ordinance, acquisition or requirement or Law applicable to such Leased Real Property. With respect to each Lease, (i) such Lease is legal, valid, binding, enforceable according to its terms and in full force and effect, (ii) neither the Company nor, to the Knowledge of the Company, any other party to such Lease, is in breach or default under such Lease, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default under such Lease, (iii) such Lease will continue to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect immediately following the Closing, except as may result from actions that may be taken following the Closing, and (iv) the Company does not owe any brokerage commissions or finder’s fees with respect to any such Lease which is not paid or accrued in full.

(c) No damage or destruction has occurred with respect to any of the Leased Real Property for which the Company may be liable. The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted. To the Knowledge of the Company, the improvements and the fixtures on the Leased Real Property and the operation thereof do not (i) contravene any applicable Law relating to zoning or building, or (ii) violate any restrictive covenant or any provision the effect of which could interfere with or prevent the continued use of the improvements or fixtures on the Leased Real Property.

(d) The premises leased pursuant to each Lease are supplied with utilities and other services necessary for the operation of such premises.

(e) Except for the Permitted Liens, no Leased Real Property is subject to (i) any Liens, (ii) any decree or order of a Governmental Body (or, to the Knowledge of the Company, threatened or proposed decree or order of a Governmental Body), or (iii) any rights of way, zoning, building use or occupancy restrictions, restrictive covenants exceptions, variances, reservations or limitations of any nature whatsoever.

Section 2.11 Personal Property.

(a) All items of equipment and other tangible personal property and assets owned by or leased to the Company: (i) are reasonably adequate for the uses to which they are being put, (ii) are structurally sound, free of defects and deficiencies and in good operating condition, maintenance and repair, subject to ordinary wear and tear, (iii) comply in all material respects with, and are being operated and otherwise used in compliance with, all applicable Laws, (iv) were acquired and are usable in the ordinary course of business consistent with past practice, and (v) are adequate for the conduct of the business of the Company in the manner in which such business is being conducted and as proposed to be conducted by the Company as of the Closing Date and by the Purchaser after the Closing Date. All of the tangible personal property and assets of the Company are located at the Leased Real Property.

(b) No Person other than the Company owns any equipment or other tangible personal property or asset that is necessary to the operation of the Company’s business. Section 2.11(b) of the Disclosure Schedule sets forth all assets that are material to the business of the Company and that are being leased or licensed to the Company for which the annual rental payment for each such asset exceeds $25,000.

(c) Section 2.11(c) of the Disclosure Schedule sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company having a book value of greater than $25,000.

Section 2.12 Intellectual Property.

(a) Section 2.12(a) of the Disclosure Schedule sets forth all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration was issued, date of filing or issuance, and names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company have been properly executed and recorded. All issued Company Registrations are valid and enforceable, and all issuance, renewal, maintenance and other payments and fees that are or have become due with respect thereto have been timely paid by or on behalf of the Company. No application for a patent, copyright or trademark registration or any other type of Company Registrations filed by or on behalf of the Company has been abandoned, allowed to lapse or rejected, and there is no basis for a claim that any Intellectual Property Rights embodied in any Company Registrations is invalid or unenforceable.

(b) There are no inventorship challenges, opposition or nullity proceedings or interferences declared or commenced or, to the Knowledge of the Company, threatened, and there is no fact that is reasonably likely to result in an inventorship challenge, opposition or nullity proceeding or interference, with respect to any Patent Rights included in the Company Registrations. The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company and has made no misrepresentation in such applications.

(c) The Company exclusively owns all right, title and interest in and to the Company Owned Intellectual Property, free and clear of any Liens other than Permitted Liens. The Company Intellectual Property constitutes all Intellectual Property Rights used in or necessary to the conduct of the Company’s business as now conducted and as contemplated to be conducted by the Company as of the Closing and by the Purchaser after the Closing, free and clear of any Liens other than Permitted Liens.

(d) The Company has taken all commercially reasonable steps necessary to maintain and protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and Confidential Information comprising a part thereof. The Company has complied with all applicable contractual and legal requirements pertaining to data collection, use, privacy, protection and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company. There has been no: (i) unauthorized disclosure of any third-party proprietary or Confidential Information in the possession, custody or control of the Company, or (ii) breach of the Company’s security procedures wherein Confidential Information has been disclosed to a third Person.

(e) No product, product candidate or service marketed or sold (or proposed to be marketed or sold) by the Company or the conduct of the business of the Company, as it is currently conducted and as it is contemplated to be conducted by the Company as of the Closing and by the Purchaser after the Closing, infringes, violates or constitutes a misappropriation, or will infringe, violate or constitute a misappropriation, of any Intellectual Property Rights of any third-party. The Company has not received any complaint, claim or notice (i) alleging any such infringement, violation or misappropriation, or that, by conducting its business, the Company would infringe, violate or misappropriate any Intellectual Property Rights of any other Person, or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, legality, validity or enforceability of any Company Intellectual Property.

(f) To the Knowledge of the Company, no Person (including any current or former employee or consultant of the Company) has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any of the Company Intellectual Property and there are no facts or circumstances that could reasonably be expected to result in any of the foregoing or of any current or anticipated claims against a third Person relating to the foregoing.

(g) Section 2.12(g) of the Disclosure Schedule sets forth each license, covenant or other agreement pursuant to which the Company has (x) assigned or transferred to any Person, or (y) licensed or otherwise granted any right to any Person, or covenanted not to assert any right, in each such instance of (x) or (y), with respect to any Company Intellectual Property. The Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property Rights with respect to any third-party Intellectual Property Rights. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property Rights to any Person, and none of the Company Owned Intellectual Property was developed in whole or in part using any governmental funding or using any funding, facilities, or resources of any university or research institution.

(h) Section 2.12(h) of the Disclosure Schedule sets forth (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company Exploits it (excluding currently-available, off the shelf software programs that are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $10,000), and (ii) each agreement, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property.

(i) The Company is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of any of the Company Intellectual Property, or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any product, product candidate or service of the Company related thereto.

(j) Each current and former employee of the Company and each current and former independent contractor of or consultant to the Company has executed a valid and binding written agreement, substantially in the form or forms provided to the Purchaser (each, an “Assignment Agreement”), expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company, and all Intellectual Property Rights therein, and has waived all moral rights therein to the extent legally permissible. All Company Owned Intellectual Property was developed by (i) an employee of the Company working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors, or other Persons who have executed appropriate Assignment Agreements. To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (A) has obtained ownership of and is the exclusive owner of, or

(B) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted by the Company as of the Closing Date and by the Purchaser after the Closing Date) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(k) The execution and delivery of this Agreement by the Company and the Stockholders, the consummation by the Company and the Stockholders of the transactions contemplated by this Agreement and the Stockholder Related Agreements and the Company continuing to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement and the Stockholder Related Agreements will not result in the breach of, or create on behalf of any third-party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property, or (ii) any license, sublicense and other agreement to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property Rights that are useful to the business of the Company, as it is currently conducted and as it is contemplated to be conducted by the Company as of the Closing and by the Purchaser after the Closing.

(l) No current or former director, officer, employee, independent contractor, or consultant of the Company (i) is in violation of any provision or covenant of any employment agreement, invention assignment agreement, nondisclosure agreement, non-competition agreement or any other Contract with any other Person by virtue of such director’s, officer’s, employee’s, independent contractor’s, or consultant’s being employed by, performing services for or serving on the board of directors of the Company, (ii) is using or has used any trade secrets or Confidential Information of any third Person in connection with performing any services for the Company or the development or creation of any Company Intellectual Property without the permission of the Company and such third Person, or (iii) has developed or created any Company Intellectual Property that is subject to any agreement under which such director, officer, employee, independent contractor, or consultant has assigned or otherwise granted any third party any rights in or to such Company Intellectual Property. No director, agent, employee, independent contractor, or consultant of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect his or her ability to assign to the Company rights to any invention, improvement, discovery or information relating to the Company’s business or the ability of the Company to exploit any Company Intellectual Property.

(m) The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business, free and clear of all Liens other than Permitted Liens. All software and systems owned or used by the Company and material to the conduct of the Company’s business (i) are free from any material defect, bug, virus or programming, design or documentation error or corruptant or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such, (ii) function, operate and run in a reasonably efficient manner, (iii) are reasonably sufficient for the current and currently contemplated needs of the business of the Company, (iv) have not had any material failures, breakdowns or outages of any of the foregoing software or systems since January 1, 2013, (v) conform in all material respects to the specifications and purposes thereof, and (vi) do not contain, embody, use, copy, comprise or require the work of any third party.

Section 2.13 Agreements.

(a) The Company is not a party to or bound by any written or oral:

(i) pension, profit sharing, stock option, employee stock purchase, bonus or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other Contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii) contract for the employment of, or receipt of services from, any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or relating to loans to officers, directors, managers or Affiliates;

(iii) Contract providing for indemnification of any officer, director, employee or agent;

(iv) Contract under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(v) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing or creating of a Lien on any asset or group of assets of the Company;

(vi) guaranty, pledge, performance or completion bond, surety or similar agreement or arrangement;

(vii) Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(viii) lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;

(ix) lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(x) Contract or group of related Contracts with the same party or group of affiliated parties, the performance of which involves consideration in the aggregate in excess of $50,000, other than purchase and sales orders incurred in the ordinary course of business consistent with past practice;

(xi) (1) assignment, (2) license, or (3) indemnification (other than agreements including indemnification obligations incidental to the subject matter of such agreement), in each of (1)—(3), with respect to any intangible property (including any Intellectual Property Rights);

(xii) Contract relating to the (1) acquisition, (2) transfer, (3) licensing or use, or (4) development, in each of (1)—(4), of any technology or any Intellectual Property Rights, except for licenses to use shrink-wrap or off-the-shelf software with a cost to the Company of less than $10,000 per user or per copy, as applicable;

(xiii) warranty agreement with respect to its services rendered or its products sold or leased;

(xiv) Contract relating to the purchase or sale of any product, product candidate or other asset by or to, or the performance of any services by or for, any Related Party;

(xv) Contract under which it has granted any Person any registration rights (including demand or piggyback registration rights);

(xvi) sales, distribution, supply or franchise agreement or other agreement involving an agency relationship;

(xvii) advertising, vendor rebate or product purchase or sale discount agreement;

(xviii) Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $25,000;

(xix) Contract constituting or relating to a Government Contract or Government Bid;

(xx) Contract providing for an “earn out”, “performance guarantee” or other similar contingent payments by or to the Company;

(xxi) Contracts for the cleanup, abatement or other actions in connection with any Materials of Environmental Concern, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xxii) Contract granting any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(xxiii) Contract for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment, except for Contracts relating to the use of shrink-wrap or off-the-shelf software with a cost to the Company of less than $10,000 per user or per copy, as applicable;

(xxiv) outstanding power of attorney empowering any Person to act on behalf of the Company;

(xxv) any tax-sharing Contracts;

(xxvi) Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;

(xxvii) agreement with a term of more than 60 days which is not terminable by the Company upon less than 30 days’ notice without penalty and involves a consideration in excess of $50,000 annually;

(xxviii) Contract regarding voting, transfer, issuance or other arrangements related to the Company’s capital stock or warrants, options or other rights to acquire, or that relates to, the Company’s capital stock;

(xxix) Contract that (A) limits the ability of the Company, or any officers or directors, employees, stockholders, members or other equityholders, agents or Representatives of the

Company (in their capacities as such) to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) would by its terms purport to be binding upon or impose any obligation upon the Purchaser or any of its Affiliates, (C) contains any so called “most favored nation” provisions or any similar provision requiring the Company to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties, or (D) provides for “exclusivity,” preferred treatment or any similar requirement or under which the Company is restricted, or which after the Closing would restrict the Purchaser or any of its Affiliates, with respect to distribution, licensing, marketing, co-marketing or development; or

(xxx) other agreement which is material to its operations and business prospects or involves a consideration in excess of $25,000 annually.

(b) All of the Contracts, leases, agreements and instruments set forth or required to be set forth on Section 2.13(a) of the Disclosure Schedule (the “Material Contracts”) are in full force and effect and are valid, binding and enforceable in accordance with their respective terms and will be in full force and effect, valid, binding and enforceable on identical terms without penalty in accordance with their terms upon consummation of the transactions contemplated by this Agreement. (i) The Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract; (ii) no event has occurred which (with or without the passage of time or the giving of notice or both) would, or could reasonably be expected to, (A) result in a default, breach or event of noncompliance by the Company under any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) the Company has no present expectation or intention of not fully performing all such obligations; and (iv) there is no breach or anticipated breach by the other parties to any Material Contract. The consummation of the transactions contemplated by this Agreement and the Stockholder Related Agreements shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company or the Purchaser or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Material Contract.

(c) The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract;

(d) The Company has not waived any of its rights under any Material Contract;

(e) The Company is not a party to any Contract, agreement or commitment the performance of which could reasonably be expected to have a Company Material Adverse Effect.

(f) There is no term, obligation, understanding or agreement that would modify any term of a written Material Contract or any right or obligation of a party thereunder which is not reflected on the face of such Material Contract.

(g) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. The Company is not a party to any Contract that obligates the Company to provide products or services below the Company’s cost of such product or service.

(h) Section 2.13(h) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract or agreement as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company.

(i) The Company has provided to the Purchaser a true, correct and complete copy of each of the written Material Contracts and a written summary description of each of the oral Material Contracts, together with all amendments, waivers or other changes thereto.

Section 2.14 Litigation.

(a) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened (i) against or affecting the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law (or pending or, to the Knowledge of the Company, threatened against or affecting any of the Stockholders or the officers, directors, managers or employees of the Company with respect to its business or proposed business activities), or pending or threatened by the Company against any Person, at law or in equity, or before or by any Governmental Body (including any Legal Proceedings with respect to the transactions contemplated by this Agreement), or (ii) that relate to the ownership of any capital stock of the Company, or any option or other right to the capital stock of the Company, or any right to receive consideration as a result of this Agreement.

(b) The Company is not subject to any Legal Proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries.

(c) There is no reasonable basis for any of the foregoing. The Company is fully insured with respect to each of the matters set forth on Section 2.14 of the Disclosure Schedule. The Company is not subject to any judgment, order or decree of any court or other Governmental Body, and the Company has not received any notice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Company, threatened against or affecting any Stockholder in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement. The Company has provided to the Purchaser true, correct and complete copies of all pleadings, correspondence and other written materials to which the Company has access and that relate to any Legal Proceeding set forth on Section 2.14 of the Disclosure Schedule.

Section 2.15 Environmental Matters.

(a) The Company is, and has for the past three years has been, in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are set forth on Section 2.15(a) of the Disclosure Schedule.

(b) The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with, or has liability under, any Environmental Law, and there are no circumstances that could reasonably be expected to prevent or interfere with the Company’s compliance with, or give rise to liability under, any Environmental Law in the future.

(c) The Company has not at any time been subject to any administrative or judicial proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws. The Company has not entered into or agreed to enter into, or has any present intent to enter into, any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Materials of Environmental Concern under, any applicable Environmental Law.

(d) To the Knowledge of the Company, there has been no Release of Materials of Environmental Concern at any plant, facility, site, area or property at which the Company currently operates or previously operated.

(e) To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee (current or former) or otherwise, that alleges that such current or prior owner or the Company is not in compliance with, or has liability under, any Environmental Law.

(f) To the Knowledge of the Company, no improvement or equipment included in the property or assets of the Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any property or asset.

(g) The Company has not imported, received, manufactured, produced, processed, labeled or shipped, stored, used, operated, transported, treated or disposed of any Materials of Environmental Concern other than in compliance with all Environmental Laws.

(h) The Company has provided to the Purchaser true, correct and complete copies of all environmental reports, investigations and/or audits relating to facilities at which the Company currently operates or previously operated (whether conducted by or on behalf of the Company or a third party) of which the Company has possession or control.

Section 2.16 Employee Matters.

(a) Section 2.16(a)(1) of the Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company as of the date of this Agreement, and accurately reflects their wages, salaries or hourly rates of pay and any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements, housing allowances, vehicle allowances and vacation entitlements), whether such employees are subject to a written employment Contract, their dates of employment, their full time, part time or temporary status, their exempt or non-exempt status, their positions or titles, their sick pay schemes and any notice entitlements. The Company’s records accurately reflect the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service. The employment of each of the employees is terminable at will. The Company has provided to the Purchaser true, correct and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, releases and other materials relating to the employment of the current and former employees of the Company. Section 2.16(a)(2) of the Disclosure Schedule sets forth the citizenship of each employee and identifies the visa or other similar permit, if applicable, under which such employee is working and the dates of issuance and expiration of such visa or other similar permit.

(b) Section 2.16(b) of the Disclosure Schedule sets forth each employee who is not fully available to perform work because of short-term or long-term disability, parental leave, maternity leave, compassionate care leave or any other leave or receiving benefits pursuant to any workers’ compensation legislation and sets forth the basis of such leave and the anticipated date of return to full service.

(c) Section 2.16(c) of the Disclosure Schedule sets forth a true, correct and complete list of all consultants and independent contractors used by the Company as of the date of this Agreement, specifying the name of the consultant or independent contractor, type of services provided, fees paid to such consultant or independent contractor for calendar year 2015 and from January 1, 2016 through July 31, 2016, work location and address, and accurately reflects any compensation payable to them, their dates of service, their positions or titles and a true, correct and complete description of the Company’s obligations to each such consultant and independent contractor. Each consultant or independent contractor set forth on Section 2.16(c) of the Disclosure Schedule has the requisite Governmental Authorizations required to provide the services such consultant or independent contractor provides the Company, as applicable. The Company has provided to the Purchaser a true, correct and complete copy of each written agreement with each consultant and independent contractor set forth on Section 2.16(c) of the Disclosure Schedule. Each of the consultant and independent contractor relationships with the Persons set forth on Section 2.16(c) of the Disclosure Schedule is terminable without notice and without pay. The Company has never made use of consultants, independent contractors or other non-employee service providers who performed services of the type customarily performed by employees.

(d) Each employee has, at all times, properly been classified and treated as an employee for all purposes including, but not limited to, the Employee Plans and Tax purposes. Each employee has at all times properly been classified as subject to or exempt from overtime requirements. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.

(e) The Company is, and has at all times been, in compliance with all applicable Laws and in particular, all Labor Laws applicable to its employees. The Company is not subject to or liable for any arrears of wages, penalties, fines, orders to pay, assessments, charges, damages or taxes for failure to comply with the Labor Laws and the Company is in compliance with all Laws (including all Labor Laws) and contracts relating to employment, employment practices, wages, hours, equal opportunity, affirmative action, harassment, occupational health and safety, disability, workers compensation, unemployment, insurance, benefits, taxes, bonuses and terms and conditions of employment.

(f) There are no claims pending, or, to the Knowledge of the Company, threatened or capable of arising, against the Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance or under applicable workers compensation legislation. No levies, assessments or penalties have been made against the Company pursuant to Applicable Benefit Laws.

(g) No notice has been received by the Company of any employment related claims commenced by any employee against the Company, including claims that the Company has violated Labor Laws or the common law with respect to an employee’s employment, and, to the Knowledge of the Company, no such claims are threatened.

(h) The Company has not made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or any similar matter in connection with the transactions contemplated by this Agreement or otherwise.

(i) Each Person classified as an independent contractor or other non-employee service provider of the Company has, at all times, properly been classified and treated as an independent contractor or other non-employee service provider for all purposes including, but not limited to, Tax purposes. The Company is, and has at all times been, in compliance with all applicable Laws and contracts relating to its independent contractors and other non-employee service providers. No independent contractor, consultant or other non-employee service provider of the Company is eligible to participate in any Employee Plan. There are no claims pending or threatened against the Company, by any independent contractor, other non-employee service provider or third party, in respect of any accident or injury, which are not fully covered by insurance.

(j) All amounts due in relation to employees (whether arising under common law, statute, equity or otherwise) have been paid, including all remuneration, expenses, social insurance, pension contributions, liability to taxation, levies and other amounts (other than amounts owing with respect to the current salary or work period which are not yet due).

(k) All amounts due in relation to any independent contractors or other non-employee service providers of the Company have been paid.

(l) No Employee, since becoming an employee, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Body. The Company is not and has never been a signatory to a collective bargaining agreement with any trade union, labor organization or group. No representation election petition or application for certification has been filed by employees or is pending with the NLRB or any other Governmental Body and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees has occurred, is in progress or, to the Knowledge of the Company, is threatened. No labor strike, work stoppage, slowdown, picketing, lockout or other material labor dispute has occurred, and non is underway or, to the Knowledge of the Company, threatened.

(m) Since January 1, 2011, the Company has not implemented any plant closing or layoff of employees that could implicate the WARN Act. Since January 1, 2011, the Company has not been affected by any transaction or engaged in layoffs, plant closings, terminations or relocations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act. None of the Employees has suffered an “employment loss” (as defined in the WARN Act) in the 90 days prior to the date of this Agreement and the Purchaser will not incur any liability or obligation under the WARN Act if, during the 90 day period immediately following the Closing Date, only terminations in the normal course occur.

(n) The Company is not a federal or state contractor.

(o) No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and any of its Employees has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under any applicable Law.

(p) The Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims. The Company has provided to the Purchaser a true, correct and complete copy of the policies of the Company for providing leaves of absence under the FMLA and their notices thereunder.

Section 2.17 Employee Benefit Plans.

(a) Section 2.17(a) of the Disclosure Schedule sets forth a true, correct and complete list of all bonus, pension, stock option, stock purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and any other similar fringe or employee benefit plan (as such term is defined in ERISA Section 3(3) whether or not subject to ERISA), fund, program or arrangement, whether written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all current or former employee, director or natural person service provider of the Company and any other Entity (“ERISA Affiliate”) related to the Company under Sections 414(b), (c), (m) and (o) of the Code or a beneficiary, dependent or family member of any such individual (the “Employee Plans”). With respect to each Employee Plan, the Company has provided to the Purchaser, to the extent applicable, true, correct and complete copies of (i) all plan documents and amendments thereto (or, in the event the plan is not written, a written description thereof), (ii) the most recent determination or opinion letter received from the Internal Revenue Service, (iii) the most recent application for determination filed with the Internal Revenue Service, (iv) actuarial valuation reports for the most recent year, (v) audited financial statements for the most recent year, (vi) the three most recent Form 5500 Annual Reports filed with the Internal Revenue Service, including all schedules and attachments thereto, (vii) all related trust agreements, insurance contracts or other funding arrangements, (viii) nondiscrimination and coverage tests for the three most recent full plan years, (ix) all summary plan descriptions, reports or summaries required under all applicable Laws and summaries of material modifications and each other material written communication to participants concerning the extent of the benefits provided under the Employee Plan thereto, and (x) all material correspondence with any governmental authority within the past six years relating to such Employee Plan, including all voluntary compliance correction or other remedial filings.

(b) Each of the Employee Plans (and each related trust, insurance contract, or fund) is, and has been, operated in accordance with its terms and each of the Employee Plans, and administration thereof, is, and has been, in compliance in form and operation with the requirements provided by any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code. Each Employee Plan and its related trust which is intended to qualify under Section 401(a) and Section 501(a) of the Code is so qualified and has heretofore been determined by the Internal Revenue Service to so qualify and has received a favorable determination or opinion letter with respect to all Applicable Benefit Laws on which the Internal Revenue Service will issue a favorable determination letter on its qualification, and nothing has occurred to cause the loss of such qualification. All required reports and descriptions of the Employee Plans (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed as required by ERISA and the Code. Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans have been appropriately given.

(c) With respect to the Employee Plans, all required contributions, premiums and other payments for all periods ending before the Closing Date have been made in full in accordance with all applicable laws and plan terms.

(d) With respect to each Employee Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the transactions contemplated by this Agreement, (ii) no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets thereof of any Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending, threatened or imminent against or with respect to any of the Employee Plans, the Company, any ERISA Affiliate or any fiduciary, as such term is defined in Section 3(21) of ERISA (“Fiduciary”), including but not limited to any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Employee Plan, and (iii) there are no facts which would give rise to or could give rise to any such actions, suits, grievances, arbitration or other manner of litigation, or claims with respect to any Employee Plan. Neither the Company nor its directors, managers, officers or employees or any Fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Employee Plan.

(e) The Company and its ERISA Affiliates have not maintained, established, sponsored, participated in, contributed to or otherwise incurred any liability with respect to any (i) Employee Plan subject to Title IV of ERISA, (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) Employee Plan in which stock of the Company or any ERISA Affiliate is or was held as a plan asset, (iv) plan, program, policy, practice, agreement or other arrangement that is subject to the laws of a country other than the United States, or (v) Employee Plan intended to be exempt under Section 501(c)(9) or 501(c)(17) of the Code.

(f) The Company and its ERISA Affiliates do not maintain, contribute to, or have any liability (fixed, contingent or otherwise) for medical, health, life insurance or other welfare benefits for terminated employees or for present employees after termination of their employment (other than any welfare benefits provided in compliance with Section 4980B of the Code, Section 601 of ERISA or other applicable law). The Company does not have any current or projected liability with respect to post-employment or post-retirement welfare benefits for retired, former or current employees of the Company.

(g) The Company and its ERISA Affiliates do not have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. Except as expressly required or provided by this Agreement or as otherwise required by applicable laws, the execution of this Agreement and the Stockholder Related Agreements and the consummation of the transactions contemplated by this Agreement and the Stockholder Related Agreements will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, employment agreement between the Company and any current or former employee, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of the Company. The transactions contemplated by this Agreement will not cause the Company to lose a tax deduction pursuant to Section 280G of the Code or cause any service provider or Stockholder of the Company to be subject to the excise tax under Section 4999 of the Code.

(h) The Company and any ERISA Affiliate have, prior to the Closing, complied with the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the requirements of the FMLA, the requirements of the Health Insurance

Portability and Accountability Act of 1996, as amended (Pub. L. 104-191), and any similar provisions of state law applicable to the employees of the Company and its ERISA Affiliates.

(i) The Company has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Employee Plan, or (ii) adopt, amend or terminate any Employee Plan, other than any amendment required by Applicable Benefit Laws. Each Employee Plan may be amended or terminated in accordance with its terms without liability to the Company or the Purchaser.

Section 2.18 Compliance With Laws; Governmental Authorizations.

(a) The Company is, and has at all times been, in compliance with all applicable Laws, except where non-compliance could not reasonably be expected to result in a Company Material Adverse Effect. The Company has never received any notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential material violation of, or failure to materially comply with, any Law, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature under any applicable Law. The Company has provided to the Purchaser a true, correct and complete copy of each report, study, survey or other document to which the Company has access that addresses or otherwise relates to the compliance of the Company with, or the applicability to the Company of, any Laws. To the Knowledge of the Company, no Governmental Body has proposed or is considering any Law that, if adopted or otherwise put into effect, (A) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Company or on the ability the Company to comply with or perform any covenant or obligation under any of the Stockholder Related Agreements; or (B) may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

(b) Section 2.18(b) of the Disclosure Schedule sets forth each Governmental Authorization held by the Company, and the Company has provided to the Purchaser true, correct and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted and as contemplated to be conducted by the Company as of the Closing and by the Purchaser after the Closing, and (ii) to permit the Company to own and use its assets in the manner in which it is currently owned and used. The Company is, and at all times since its incorporation has been, in compliance with the terms and requirements of the Governmental Authorizations held by the Company. The Company has not received any notice or other communication from any Governmental Body regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. All of Governmental Authorizations set forth or required to be set forth on Section 2.18(b) of the Disclosure Schedule will be available for use by the Company immediately after the Closing. In respect of approvals, licenses or permits requisite for the conduct of any part of the business of the Company which are subject to periodic renewal, the Company has no reason to believe that such renewals will not be timely granted by the relevant Governmental Body.

(c) (i) The Company and its employees are, and have at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization set forth or required to be set forth on Section 2.18(b) of the Disclosure Schedule; (ii) to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time or both) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization set forth or required to be set forth on Section 2.18(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization set forth or required to be set forth on Section 2.18(b) of the Disclosure Schedule; (iii) the Company has never received, and, to the Knowledge of the Company, no employee has ever received, any notice or other communication from any Governmental Body or any other Person regarding (x) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; or (y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be set forth on Section 2.18(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

Section 2.19 Insurance. Section 2.19 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds maintained by, at the expense of or for the benefit of the Company and its Employees, officers and directors for the current policy year, and the Company has provided to the Purchaser true, correct and complete copies of the insurance policies set forth on Section 2.19 of the Disclosure Schedule. The Company has vehicle insurance policies and fidelity bonds for the current policy year relating to each of the Company’s vehicles, true, correct and complete copies of which the Company has provided to the Purchaser. The Company maintains, and has maintained, without interruption during its existence, insurance policies covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations. The Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five years. During the past five years, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion and there has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Company has conducted its operations. The Company does not have any obligation for retrospective premiums for any period prior to the Closing Date. All such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions. No insurer has provided the Company with notice that coverage will be denied with respect to any claim submitted to such insurer by the Company. Section 2.19 of the Disclosure Schedule sets forth all claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 2.20 Brokerage and Transaction Bonuses. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Stockholder. There are no special bonuses or other similar compensation payable to any employee of the Company in connection with the transactions contemplated by this Agreement and the Stockholder Related Agreements. The Stockholders shall pay, and hold the Company, the Purchaser and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation.

Section 2.21 Title to and Sufficiency of Assets.

(a) The Company owns, and has good, valid, transferable and marketable title to, or a valid leasehold interest in (i) all properties and assets used by it, located on its premises, set forth on Section 2.11(c) of the Disclosure Schedule or shown on the Interim Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet and except for Permitted Liens), (ii) all of its rights under the Material Contracts, and (iii) all other material assets used by the Company or reflected in the books and records of the Company as being owned by the Company.

(b) All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound. The Company owns, has a valid leasehold interest in or has the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of its business as currently conducted and as proposed to be conducted by the Company as of the Closing and by the Purchaser after the Closing.

Section 2.22 Inventory. All of the inventory of the Company: (a) was acquired and is sufficient for the operation of its business in the ordinary course of business consistent with the Company’s past practice, (b) is of a quality and quantity usable or saleable in the ordinary course of business consistent with the Company’s past practice, (c) is valued on the books and records of the Company at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with the Company’s past practice, and (d) is free of any material defect or deficiency. The inventory levels maintained by the Company are adequate for the conduct of the operations of the Company in the ordinary course of business and consistent with the Company’s past practice.

Section 2.23 Bank Accounts. Section 2.23 of the Disclosure Schedule sets forth true, correct and complete information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date of this Agreement (and whether any cash comprising such balances is “restricted cash”) and the names of all individuals authorized to draw on or make withdrawals from such accounts (and no changes to such information shall have occurred as of the Closing Date).

Section 2.24 Accounts Receivable and Payable.

(a) Section 2.24(a) of the Disclosure Schedule sets forth a true, correct and complete breakdown and aging of the accounts receivable of the Company as of the date of the Interim Balance Sheet. All accounts and notes receivable reflected on the Interim Balance Sheet and all accounts and notes receivable to be reflected on the books of the Company as of the Closing (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are valid receivables arising in the ordinary course of business consistent with past practice and are current and collectible at the amounts set forth on the books of the Company as of the Closing, as the case may be (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) within 90 days after the Closing and will be demanded in full when due. No agreement for deduction, free goods, discount, refund, adjustment, right of set-off or other deferred price or quantity adjustment has been made with respect to any such receivables. There are no disputes regarding the collectability of any such accounts receivable and, to the Knowledge of the Company, no customer has indicated its unwillingness to pay any account receivable in full.

(b) Section 2.24(b) of the Disclosure Schedule sets forth a true, correct and complete (i) breakdown and aging of the accounts payable of the Company as of the date of the Interim Balance Sheet, and (ii) breakdown of all customer deposits and other deposits held by the Company as of the date of this Agreement. All accounts payable were incurred in the ordinary course of business consistent with past practice, are valid payables for products or services purchased by the Company and are not past due and in no event are any payables more than 90 days past the invoice date.

Section 2.25 Product and Service Warranties. All products licensed or delivered and services rendered by the Company have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any liability (and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) for curing or providing additional services or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the Interim Balance Sheet or to be included on the books of the Company as of the Closing. No products licensed or delivered or services rendered by the Company are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such license, delivery or service (including as a result of any course of conduct between the Company and any Person or as a result of any statements in the Company’s product, service or promotional literature). Section 2.25 of the Disclosure Schedule sets forth true, correct and complete copies of such standard terms and conditions of license, delivery or service for the Company (containing applicable guaranty, warranty and indemnity provisions). The Company has not received any notice of any claims for (and, to the Knowledge of the Company, there are no threatened claims for), and the Company has not had, any extraordinary warranty obligations or additional services relating to any of its products or services.

Section 2.26 Related Party Transactions. No Related Party has, or has at any time had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company. No Related Party is, or has been, indebted to the Company. No Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Company. No Related Party is competing, or has at any time competed, directly or indirectly, with the Company. No Related Party has any claim or right against the Company (other than claims or rights to receive compensation for services performed as an employee or as a director).

Section 2.27 Customers and Suppliers. Section 2.27 of the Disclosure Schedule sets forth a true, correct and complete list of the names and addresses of the Customers and Suppliers. The Company maintains good commercial relations with each of its Customers and Suppliers and no event has occurred that could materially and adversely affect the Company’s relations with any such Customer or Supplier. No Customer (or former Customer) or Supplier (or former Supplier) during the prior 12 months has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such Customer’s or Supplier’s Contracts with the Company or to decrease such Customer’s usage of the Company’s services or products or such Supplier’s supply of services or products to the Company. The Company has provided to the Purchaser true, correct and complete copies of all of such Customer Contracts and Supplier Contracts, and all such Contracts are in full force and effect, have not been withdrawn, amended, modified or terminated and are enforceable by the Company, as applicable. The Company has not received any notice and the Company does not have any Knowledge to the effect that any current customer or supplier may withdraw, terminate or materially alter, amend or modify its business relations with the Company, either as a result of the transactions contemplated by this Agreement or otherwise.

Section 2.28 Import/Export Control.

(a) The Company has obtained all approvals necessary for exporting its products and services outside of the United States and importing such products and services into any country in which such products or services are now sold, provided or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current and in full force and effect.

(b) The Company has not received notice of any violation of any applicable export Law, nor, to the Knowledge of the Company, is there any law, regulation, order, or pending action or proceeding that restricts, or that could reasonably be expected to restrict, in any manner, the development, use, export, import, transfer or licensing of any of the products or services of the Company or the Intellectual Property Rights or that could reasonably be expected to affect the validity, use, registration or enforceability of any Intellectual Property Rights.

Section 2.29 Certain Payments. Neither the Company nor any manager, officer, employee, agent, consultant or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, including without limitation any payments made in violation of the FCPA or the UK Bribery Act, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) above.

Section 2.30 Personal Information and Privacy.

(a) The Company has been and is now in compliance with the requirements of all Privacy Laws applicable to it which govern the collection, use and disclosure of Personal Information.

(b) Section 2.30(b) of the Disclosure Schedule sets forth and describes each distinct electronic or other database containing (in whole or in part) Personal Information maintained by or for the Company at any time (each, a “Company Database”), the types of Personal Information in each such database, the means by which the Personal Information was collected, and the security policies that have been adopted and maintained with respect to each such database.

(c) Section 2.30(c) of the Disclosure Schedule sets forth each privacy policy of the Company and any other industry privacy code or privacy procedures to which the Company subscribes or is bound which governs its collection, use and disclosure of Personal Information (each, a “Privacy

Policy”) and identifies, with respect to each Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Privacy Policy apply to the data or information collected under such Privacy Policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Privacy Policy to data or information previously collected under such Privacy Policy.

(d) There is no complaint to or audit, proceeding, investigation or claim against, or threatened against, the Company by any Governmental Body, or by any Person in respect of the collection, use or disclosure of Personal Information by any Person in connection with the business of the Company.

(e) (i) no breach or violation of any Privacy Policy has occurred or, to the Knowledge of the Company, is threatened, and (ii) there has been no unauthorized or illegal uses of or access to any of the data or information in any of the Company Databases.

(f) The Company has complied at all times and in all respects with all of the Privacy Policies and all applicable Laws pertaining to privacy, User Data or Personal Information.

(g) None of (i) the execution, delivery, or performance of this Agreement or the Stockholder Related Agreements (or any of the other ancillary agreements), (ii) the consummation of the transactions contemplated by this Agreement or the Stockholder Related Agreements (or any of the other ancillary agreements), or (iii) the Purchaser’s possession or use of the User Data or any data or information in any of the Company Databases, will result in any breach or violation of any Privacy Policy or any Laws pertaining to privacy, User Data or Personal Information.

Section 2.31 Manufacturing. All of the manufacturing facilities and operations of the Company are in compliance in all material respects with applicable standards and regulations of the International Organization for Standardization (“ISO”) and the FDA, including current good manufacturing practices. No event has occurred that allows, or with or without notice or lapse of time or both, would allow, revocation or termination of any ISO or FDA certification or registration of the Company’s manufacturing facilities. The Company has not received any unresolved FDA Form 483, notice of adverse filing, warning letter, untitled letter or other correspondence or notice from the FDA or any other Governmental Body, alleging or asserting noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.).

Section 2.32 Regulatory Filings. The Company has made all required registrations and filings with and submissions to all applicable Governmental Bodies relating to the operation of the business of the Company, including without limitation, the approval by the FDA for ZTLido (lidocaine patch 1.8%) and D2T (patch for acute pain). There is no false or misleading information or significant omission in any product application or other submission to the FDA or any other comparable Governmental Body. All such registrations, filings and submissions were in compliance in all material respects with all Laws and other requirements when filed. No material deficiencies have been asserted by any such applicable Governmental Bodies with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission. The Company has delivered to the Purchaser copies of (a) all material reports of inspection observations, (b) all material establishment inspection reports, (c) all material warning letters, and (d) any other material documents received by the Company from the FDA or any other Governmental Body relating to the business of the Company that assert ongoing material lack of compliance with any laws (including regulations promulgated by the FDA and any other Governmental Body) by the Company. The Company has not received any Negative FDA Letter.

Section 2.33 Product Candidates.

(a) Each of the Company’s products and product candidates is being, and at all times has been, developed, tested, manufactured, processed, labeled, stored, transported and distributed, as applicable, in compliance in all material respects with all applicable Laws, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices.

(b) The pre-clinical and clinical trials (including any post-marketing studies) conducted by or on behalf of the Company were, and if still pending, are, being conducted in all material respects in accordance with all clinical protocols, informed consents and applicable Laws. The Company has not been notified by the FDA or any other Governmental Body of any restriction on the pre-clinical or clinical trials conducted or currently being conducted by or on behalf of the Company. The descriptions of, protocols for, and data and other results of, the pre-clinical and clinical trials conducted or currently being conducted by or on behalf of the Company that have been provided to the Purchaser are true, correct and complete.

(c) The Company has fulfilled and performed its obligations under each FDA Registration in all material respects, and no material event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation, suspension, limitation or termination of any such FDA Registration or would result in any other impairment of the rights of the holder of any such FDA Registration. No loss or expiration of any FDA Registration is pending or, to the Knowledge of the Company, threatened, other than expiration of any FDA Registration in accordance with the terms thereof, and there is no circumstance that would reasonably be expected to cause such FDA Registration to not be renewable upon expiration to the extent permitted by law, as needed. To the Knowledge of the Company, any third-party that is a supplier, manufacturer, or contractor for the Company is in compliance with all FDA Registrations and the authorizations, approvals, licenses, permits, certificates, or exemptions (including, without limitation, pre-market approval applications, pre-market notifications, investigational new drug applications, new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company that are required for, among other things, the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company, of any comparable Governmental Body.

(d) Section 2.33(d) of the Disclosure Schedule sets forth a true, correct and complete list of all of the Company’s products and product candidates, noting, where applicable, (i) the phase of clinical trial or development each product or product candidate is in, and (ii) those products or product candidates where FDA and/or other regulatory approval, including foreign approvals, has been applied for and/or received, and listing the application made and/or the approval or decision thereon obtained. The Company has provided to the Purchaser true, correct and complete copies of, without limitation, (A) any investigational new drug applications or new drug applications submitted to the FDA or any other Governmental Body by or on behalf of the Company, including any supplements thereto, (B) all final study results and/or reports relating to products or product candidates, (C) all correspondence to or from the FDA or other Governmental Bodies, including meeting minutes and records of material contacts, (D) all documents in the Company’s possession related to inspections by the FDA or other Governmental

Bodies, and (E) all information relating to adverse drug experiences obtained or otherwise received by the Company from any source with respect to the products or product candidates.

Section 2.34 OFAC. Neither the Company nor Representative of the Company, nor, to the Knowledge of the Company, any other Person acting for or on behalf of the Company has: (a) been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); or (b) engaged or is currently engaging in any business or other dealings with, in, involving, or relating to (i) any country subject to a comprehensive embargo under the sanctions administered by OFAC, or (ii) any Person subject to sanctions administered by OFAC.

Section 2.35 Consideration Certificate. All of the information contained in the Consideration Certificate will be complete and accurate immediately prior to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Except as set forth on the Disclosure Schedule, each Stockholder hereby represents and warrants to the Purchaser, severally and not jointly, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 3.1 Authority, No Conflict; Required Filings and Consents.

(a) The Stockholder has full power and authority to do and perform all acts and things to be done by him under this Agreement. The Stockholder has all requisite power and authority to enter into this Agreement and any Stockholder Related Agreement to which he is a party, perform his obligations under this Agreement and any Stockholder Related Agreement to which he is a party and to consummate the transactions contemplated by this Agreement and any Stockholder Related Agreement to which he is a party. This Agreement has been duly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) Neither the execution, delivery or performance by the Stockholder of this Agreement or any of the Stockholder Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Stockholder Related Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Stockholder is a party or by which he or any of his properties or assets may be bound; (ii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Stockholder Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Stockholder is subject; or (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Stockholder or that otherwise relates to the business of the Stockholder or to any of the assets owned, used or controlled by the Stockholder.

Section 3.2 Ownership; Title to Company Common Shares.

(a) The Stockholder is the record and beneficial owner of the Company Common Shares shown as owned by the Stockholder on Section 3.2 of the Disclosure Schedule, and the Stockholder has sole voting and dispositive power over such Shares. The Stockholder has, and immediately prior to the Closing, will have, good and valid title to the Company Common Shares to be sold by the Stockholder pursuant to this Agreement, free and clear of all Liens.

(b) Upon (i) receipt by the Stockholder of the Stockholder’s portion of the Closing Consideration, and (ii) transfer of the Shares owned by the Stockholder to the Purchaser in accordance with the terms of this Agreement, the Purchaser will receive good and valid title to such Shares, free and clear of all Liens.

(c) There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Stockholder is a party or by which the Stockholder is bound obligating the Stockholder to exchange, transfer, deliver or sell, or cause to be exchanged, transferred, delivered or sold, the Company Common Shares or other equity interests of the Company owned by the Stockholder or any security or rights convertible into or exchangeable or exercisable for any such Company Common Shares or other equity interests. The Stockholder is not a party to or bound by any agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any of the Company Common Shares or other equity interests of the Company owned by the Stockholder.

Section 3.3 Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Stockholder, threatened that relate to such Stockholder’s ownership of any capital stock of the Company, or any option or other right of such Stockholder to the capital stock of the Company, or any right of such Stockholder to receive consideration as a result of this Agreement, and there is no reasonable basis for any of the foregoing. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Stockholder, threatened against or affecting the Stockholder in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

Section 3.4 Brokerage and Transaction Bonuses. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Stockholder. There are no special bonuses or other similar compensation payable to any employee of the Stockholder in connection with the transactions contemplated by this Agreement and the Stockholder Related Agreements. The Stockholder shall pay, and hold the Company, the Purchaser and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation.

Section 3.5 Restricted Securities. The Stockholder understands that the shares of Purchaser Common Stock have not been, and, except as provided in and subject to the Registration Rights Agreement, will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Stockholder’s representations as expressed herein. The Stockholder understands that the shares of Purchaser Common Stock are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Stockholder must hold the shares of Purchaser Common Stock indefinitely unless they are registered with the United States Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Stockholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchaser Common Stock, and on requirements relating to the Purchaser which are outside of the Stockholder’s control, and which the Purchaser is under no obligation and may not be able to satisfy.

Section 3.6 Accredited Investor. The Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.7 No Bad Actor Disqualification Events. The Stockholder is not subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act.

Section 3.8 Investment Experience. The Stockholder represents that he is a sophisticated investor experienced in evaluating and investing in private placement transactions of securities of companies in similar stage of development as the Purchaser and acknowledges that the Stockholder can bear the economic risk of his investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Purchaser Common Stock.

Section 3.9 Foreign Investors. If the Stockholder is not a United States person (as defined by Section 7701(a)(30) of the Code), the Stockholder hereby represents that he has satisfied himself as to the full observance of the laws of his jurisdiction in connection with any invitation to subscribe for the Purchaser Common Stock or any use of this Agreement, including (a) the legal requirements within his jurisdiction for the purchase of the Purchaser Common Stock, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Purchaser Common Stock. The Stockholder’s beneficial ownership of the Purchaser Common Stock will not violate any applicable securities or other laws of the Stockholder’s jurisdiction.

Section 3.10 No General Solicitation. Neither the Stockholder, nor any of his officers, managers, employees, agents, members or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Purchaser Common Stock.

Section 3.11 Residence. The Stockholder resides in the state or province identified in the address of the Stockholder set forth on Section 3.11 of the Disclosure Schedule.

Section 3.12 Legends. Subject to Section 5.17, the Stockholder understands that the Purchaser Common Stock acquired hereunder and any securities issued in respect of or exchange therefor may bear any one or more of the following legends: (a) any legend required by the securities laws of any state to the extent such laws are applicable to the Purchaser Common Stock represented by the certificate so legended, and (b) customary legends to the effect that the Purchaser Common Stock has not been registered under the Securities Act and that the transfer thereof may be accordingly restricted; provided, however, that such legends shall be removed by the Purchaser from any certificate or book-entry security entitlement evidencing the Purchaser Common Stock upon delivery by a Stockholder to the Purchaser of a written request to that effect if at the time of such written request a registration statement under the Securities Act is at that time in effect with respect to the legended security and such Stockholder is not an affiliate of the Purchaser.

Section 3.13 Investment Purpose; Disclosure of Information.

(a) The Stockholder has requested, received, reviewed and considered all the information the Stockholder deems necessary, appropriate or relevant as a prudent and knowledgeable investor in evaluating the investment in Purchaser Common Stock, including, without limitation, the Purchaser SEC Documents. The Stockholder further represents that the Stockholder has had an opportunity to ask questions of and receive answers from the Purchaser regarding the terms and conditions of the offering of the shares of Purchaser Common Stock and the business, prospects and financial condition of the Purchaser necessary to verify the accuracy of any information furnished to the Stockholder or to which the Stockholder had access.

(b) The Stockholder is acquiring the shares of Purchaser Common Stock pursuant to this Agreement for the Stockholder’s own account for investment purposes only and with no present intention of distributing any Purchaser Common Stock, and no arrangement or understanding exists with any other persons regarding the distribution of Purchaser Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and each of the Stockholders, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 4.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets and to carry on and conduct its business as now being conducted and as proposed to be conducted as of the Closing Date and is in good standing as a foreign corporation (or equivalent status in the relevant jurisdiction) in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable. The Purchaser has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.

Section 4.2 Authority, No Conflict; Required Filings and Consents.

(a) The Purchaser has all requisite corporate power and authority to enter into this Agreement and any Purchaser Related Agreement to which it is a party, perform its obligations under this Agreement and any Purchaser Related Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and any Purchaser Related Agreement to which it is a party. The execution and delivery of this Agreement and any Purchaser Related Agreement to which the Purchaser is a party and the consummation of the transactions contemplated by this Agreement and any Purchaser Related Agreement to which the Purchaser is a party have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate action or proceeding on the part of the Purchaser or its boards of directors is necessary to authorize the execution, delivery or performance of this Agreement, any Purchaser Related Agreement to which the Purchaser is a party or the consummation of the transactions contemplated by this Agreement or any Purchaser Related Agreement to which the Purchaser is a party. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) Neither the execution, delivery or performance by the Purchaser of this Agreement or any of the Purchaser Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, any of the Organizational Documents of the Purchaser, (ii) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets may be bound, (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Purchaser is subject, or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or that otherwise relates to the business of the Purchaser or to any of the assets owned, used or controlled by the Purchaser.

(c) No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Purchaser: (i) in connection with the execution and delivery of this Agreement or any of the Purchaser Related Agreements by the Purchaser or the consummation by the Purchaser of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements, or (ii) necessary for the Purchaser to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement and the Purchaser Related Agreements.

Section 4.3 SEC Filings; Financial Statements.

(a) Since January 1, 2015, the Purchaser has filed with the SEC all required reports and filings (the “Purchaser SEC Documents”). As of the time of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Purchaser is in compliance, in all material respects, with the applicable listing rules of NASDAQ and has not since January 1, 2015 received any written notice from NASDAQ asserting any non-compliance with such rules.

(b) The consolidated financial statements contained in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Purchaser as of the respective dates thereof and the consolidated results of operations of the Purchaser for the periods covered thereby.

Section 4.4 Purchaser Stock Consideration. The Purchaser Stock Consideration will be, prior to the issuance, duly authorized, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

Section 5.1 Access and Investigation. During the period from the date of this Agreement to the Closing Date (the “Pre-Closing Period”), the Company shall: (a) provide the Purchaser and the Purchaser’s Representatives with reasonable access to the Company’s Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, (b) provide the Purchaser and the Purchaser’s Representatives with reasonable access to the properties of any third parties producing, supplying or manufacturing products or product candidates for or on behalf of the Company, and (c) provide the Purchaser and the Purchaser’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information and such additional financial, operating and other data and information regarding the Company as the Purchaser may reasonably request.

Section 5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, the Company shall: (i) ensure that the Company conducts its business and operations (A) in the ordinary course of business consistent with past practice, and (B) in compliance with all applicable Laws and the requirements of all Material Contracts and Governmental Authorizations held by the Company; (ii) use best efforts to ensure that the Company preserves intact its current business organization, keep available the services of its current officers, directors, employees and consultants and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, consultants and other Persons having business relationships with the Company; (iii) maintain the books, records and financial statements of the Company in accordance with GAAP and consistent with past practice; (iv) provide all notices, assurances and support required by any Company Contract in order to ensure that no condition under such Company Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by the Company of any Intellectual Property Rights; and (v) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Company.

(b) During the Pre-Closing Period, the Company shall not (without the prior written consent of the Purchaser):

(i) (A) declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, shares or property) in respect of, any of its capital stock or other equity or voting interests, (B) authorize for issuance or issue and deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities (except that the Company shall be permitted to issue Company Common Shares upon the valid exercise of Company Options and Company Warrants outstanding as of the date of this Agreement and set forth in Section 1.4 and Section 1.5 of the Disclosure Schedule, respectively), (C) split, combine or reclassify any of its shares of capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (D) purchase, redeem or otherwise acquire any of its capital stock or any other securities of the Company, any Company Option, any Company Warrant or any Company Rights (including any restricted stock except pursuant to forfeiture conditions of such restricted stock as in effect as of the date of this Agreement, or as provided in Section 1.4 and Section 1.5), or (E) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of the Company;

(ii) amend or waive any of its rights under, or, other than as provided in Section 1.4 and Section 1.5, accelerate the vesting under, any provision of the Company Stock Option Plan, any provision of any Contract related to any Company Option, any Company Warrant or any restricted stock purchase agreement as in effect as of the date of this Agreement, or otherwise modify any of the terms of any Company Option, Company Warrant or any related Contract as in effect as of the date of this Agreement;

(iii) amend or permit the adoption of any amendment to the Organizational Documents of the Company, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) except as required by applicable Laws, recognize any labor union or adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees;

(v) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(vi) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vii) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $25,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Company, taken as a whole, during the Pre-Closing Period shall not exceed $50,000 in the aggregate;

(viii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract or any Contract, lease, agreement or instrument that would be required to be set forth on Section 2.13(a) of the Disclosure Schedule if it were entered into on or prior to the date of this Agreement, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract or any Contract, lease, agreement or instrument that would be required to be set forth on Section 2.13(a) of the Disclosure Schedule if it were entered into on or prior to the date of this Agreement;

(ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease, license or encumber, any right or other asset to any other Person

(except in each case for assets acquired, leased, non-exclusively licensed, encumbered or disposed of by the Company in the ordinary course of business consistent with past practice and not having a value, or not requiring payments to be made or received, in excess of $25,000 individually, or $50,000 in the aggregate), or waive or relinquish any claim or right;

(x) delay any regularly-scheduled maintenance of the Company’s assets, or otherwise take any action with respect to such assets outside of the ordinary course of business or inconsistent with the Company’s past practice;

(xi) repurchase, repay or prepay any Indebtedness, or incur any Indebtedness in excess of $25,000, or guarantee any Indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(xii) grant, create, incur or suffer to exist any Lien on the assets of the Company that did not exist on the date of this Agreement or write down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the ordinary course of business consistent with the Company’s past practice;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person;

(xiv) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of the Company, except for (A) increases in the ordinary course of business consistent with the Company’s past practice in base compensation for any employee or independent contractor of the Company (other than executive officers or directors of the Company whose annualized compensation is $125,000 or more or whose annual compensation for the 12-month period following the Expiration Date is expected to be $125,000 or more) that were communicated to such employee or independent contractor prior to the date of this Agreement, or (B) as required by Applicable Benefit Laws;

(xv) except as required to comply with applicable Laws or any Contract or Employee Plan in effect on the date of this Agreement, (A) pay to any employee, officer, director or independent contractor of the Company any benefit not provided for under any Contract or Employee Plan in effect on the date of this Agreement, (B) grant any awards under any Employee Plan, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Employee Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Employee Plan, (E) adopt, enter into or amend any Employee Plan other than offer letters entered into with new employees in the ordinary course of business consistent with the Company’s past practice that provide, except as required by applicable Laws, for “at will employment” with no severance benefits, or (F) make any material determination under any Employee Plan that is inconsistent with the ordinary course of business or inconsistent with the Company’s past practice;

(xvi) hire any new Employee at the level of vice president or above or with an annual base salary in excess of $75,000, dismiss any Employee, promote any Employee except in order to fill a position vacated after the date of this Agreement, or engage any independent contractor whose relationship may not be terminated by the Company on seven days’ notice or less;

(xvii) dismiss or otherwise terminate the employment of any of the Employees other than for cause;

(xviii) except as required by GAAP or applicable Laws, make or change any Tax election, change its fiscal year, revalue any of its material assets or adopt or make any changes in financial or Tax accounting methods, principles or practices;

(xix) enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any Tax Return (including any amended Tax Return) unless such Tax Return has been provided to the Purchaser for review within a reasonable period prior to the due date for filing and the Purchaser has consented to such filing;

(xx) commence, settle or compromise any Legal Proceedings related to or in connection with the Company’s business;

(xxi) (A) dispose of or permit to lapse any ownership and/or right to the use of, or fail to protect, defend and maintain the ownership, validity and registration of, the Company Intellectual Property, or (B) dispose of or disclose to any Person, any Confidential Information;

(xxii) take or omit to take any action that could, or is reasonably likely to, (A) result in any of its representations and warranties set forth in this Agreement or any Stockholder Related Agreement to which it is a party being or becoming untrue in any material respect at any time at or prior to the Closing, (B) result in any of the conditions to the consummation of the transactions contemplated by this Agreement not being satisfied, (C) cause the Company to be unable to conduct its business after the Closing in accordance with its past practice and as contemplated to be conducted by the Company as of the Closing after giving effect to the transactions contemplated by this Agreement, or (D) constitute or result in a breach of any of the provisions of this Agreement; or

(xxiii) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses (i) through (xxii) of this Section 5.2(b).

Section 5.3 Notification. During the Pre-Closing Period, the Company and the Stockholder Representative shall immediately notify the Purchaser in writing of:

(a) the discovery by the Company or any Stockholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or the Stockholders in this Agreement, any Stockholder Related Agreement or any agreements contemplated by this Agreement or the Stockholder Related Agreements;

(b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any Stockholder in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(c) any breach of any covenant or obligation of the Company or any Stockholder under this Agreement, any Stockholder Related Agreement or any agreements contemplated by this Agreement or the Stockholder Related Agreements;

(d) any event, condition, fact or circumstance that has made, could reasonably be expected to make, or is likely to make, the timely satisfaction of any condition set forth in this Agreement impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect;

(e) receipt of any Negative FDA Letter; and

(f) (i) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any Legal Proceeding or claim threatened, commenced or asserted against or with respect to the Company or the transactions contemplated by this Agreement.

No notification given to the Purchaser pursuant to this Section 5.3 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or the Stockholders, or any of the rights of the Purchaser, contained in this Agreement.

Section 5.4 No Negotiation.

(a) Until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE IX, each of the Company and each Stockholder shall not, directly or indirectly, and shall not authorize or permit any Representative of the Company to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer contemplating or otherwise relating to an Acquisition Transaction (an “Acquisition Proposal”) or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Company or any Stockholder to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to a potential Acquisition Transaction or an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Transaction, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Transaction. Without limiting the generality of the foregoing, each of the Company and the Stockholders acknowledge and agree that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 5.4 by the Company.

(b) The Company and the Stockholder shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise the Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company and the Stockholders shall keep the Purchaser immediately and fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c) The Company and the Stockholders shall, and shall cause each of their Representatives to, immediately cease and cause to be terminated any existing discussions with any Person (other than the Purchaser) that relate to any Acquisition Proposal. The Company shall immediately request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Transaction to return or certify the destruction of all Confidential Information previously furnished to such Person by or on behalf of the Company.

Section 5.5 Interim Financials. As promptly as practicable following each calendar month prior to the Closing Date, the Company shall deliver to the Purchaser periodic financial reports in the form that it customarily prepares for its internal purposes and, if available, unaudited statements of the financial position of the Company as of the last day of such calendar month and statements of income and changes in financial position of the Company for the calendar month then ended (the “Monthly Financial Statements”). In addition, as promptly as practicable following each calendar quarter prior to the Closing Date, the Company shall deliver to the Purchaser periodic financial reports in the form that it customarily prepares for its internal purposes, including an unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flow for the three, six, nine or twelve months then ended, as applicable (the “Quarterly Financial Statements”). The Company shall support the Purchaser in any and all financial reporting as required by governing bodies, including, but not limited to providing historical audited financial statements as further detailed in Section 6.19. The Company covenants that the Monthly Financial Statements and the Quarterly Financial Statements (a) shall present fairly the financial condition of the Company as of their respective dates and the related results of its operations for the respective calendar month then ended, and (b) shall be prepared on a basis consistent with prior interim periods.

Section 5.6 Related Party Transactions. Other than in respect of the agreements and other obligations described in SCHEDULE 5.6: (a) the Company shall, at or prior to the Closing, cause to be paid to the Company all amounts owed to the Company by any Stockholder, any holder of a Company Option, a Company Warrant or a Company Right or any Related Party and (b) at and as of the Closing Date, any debts of the Company owed to any of the Stockholders or any holders of a Company Option, a Company Warrant or a Company Right or any Related Party shall be canceled.

Section 5.7 Public Announcements. During the Pre-Closing Period, the Company and the Stockholders shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or any of the transactions contemplated by this Agreement without the Purchaser’s prior written consent; provided, however, that nothing in this Agreement shall be deemed to prohibit the Company from making any public disclosure that the Company deems necessary or appropriate under applicable Law; provided, further, that without the prior written consent of the Purchaser, neither the Company nor any Stockholder shall at any time disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than to such parties’ advisors who the Company or any Stockholder, as applicable, reasonably determines needs to know such information for the purpose of advising the Company or such Stockholder, it being understood that such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement. During the Pre-Closing Period, in connection with any press release or other public statement or disclosure regarding this Agreement or any of the transactions contemplated by this Agreement to be issued by the Purchaser, the Purchaser shall consult in good faith with the Company with respect to the form and substance of such release or other statement or disclosure and shall work in good faith with the Company to reasonably accommodate comments from the Company.

Section 5.8 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, each party shall use its reasonable, good faith efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated by this Agreement to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms of this Agreement, and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations under this Agreement, including the following:

(a) Each party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Body with jurisdiction over the transactions contemplated by this Agreement (except that the Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Body that could adversely affect the business or assets of the Purchaser or the transactions contemplated by this Agreement or the Purchaser Related Agreements). The Company shall provide to the Purchaser all information required for any application or other filing to be made by the Company pursuant to any applicable Law in connection with the transactions contemplated by this Agreement;

(b) Each party shall promptly notify the other parties of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated by this Agreement;

(c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement; and

(d) The Company shall, at the Company’s sole cost and expense, give all notices to third parties and use its best efforts (in consultation with the Purchaser) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be given or obtained, or (iii) required to prevent a Company Material Adverse Effect, whether prior to, on or following the Closing Date.

Section 5.9 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date.

(b) Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for Tax periods that begin on or before the Closing Date and end after the Closing Date.

(c) Cooperation on Tax Matters. The Purchaser, the Company and the Stockholders shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.9 and any audit, litigation or other proceeding with respect to

Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or agents available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 5.9(c).

(d) Transfer Taxes. Any transfer, documentary, stamp or other similar Taxes or recording fees payable as a result of the purchase and sale of the Company Common Shares and the transfer of the certificates representing the same (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Stockholders (severally but not jointly). The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding any such transfer, documentary, stamp or other similar Taxes and recording fees that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed at or prior to the Closing. For the avoidance of doubt, the sole transfer, documentary, stamp and other Taxes and recording fees within the purview of this Section 5.9(d) are those specifically relating to the transfer of the Shares and the certificates representing the same, and any other transfer or recording fees arising out of the transactions (such as fees in connection with applications or re-applications for state licenses as a result of a change in control, and in connection with any applications for transfers of Company registrations with the USPTO), are expressly excluded from this Section 5.9(d).

(e) Termination of Tax Allocation, Indemnity or Sharing Agreements. Any Tax allocation, indemnity or sharing agreement between the Company and any other Person shall be terminated as to the Company on or prior to the Closing Date, and after the Closing Date neither the Company nor the Purchaser shall have any liability thereunder.

Section 5.10 Accounts and Notes Receivable. From and after the Closing, if any Stockholder receives or collects any Receivables, the Stockholder shall remit any such amounts to the Purchaser or the Company within five (5) days of each day on which the Stockholder receives such sum.

Section 5.11 Cooperation with Financial Reporting. The Stockholders shall cooperate to the extent reasonably requested by the Purchaser after the Closing, in connection with the preparation and auditing of financials for the Company. The Stockholders’ Representative shall provide all of the financial records and supporting documentation of the Company within ten (10) days following the Closing and shall make employees or agents available on a mutually convenient basis to provide additional information and explanation of any information provided under this Section 5.11.

Section 5.12 Release.

(a) In consideration for the Closing Consideration, and by executing this Agreement, as of and following the Closing Date, each Stockholder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Stockholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date, including without limitation any claim related to Company Options, Company Warrants or Company Rights held by such Stockholder that are terminated as of the Closing; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement, the Stockholder Related Agreements, or claims as an employee or otherwise unrelated to a Stockholder’s status as an equity holder of the Company.

(b) Section 1542 of the California Civil Code provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Each Stockholder acknowledges that any claims such Stockholder may have against the Company are fully settled and compromised by this Agreement, and such Stockholder expressly waives all rights under Section 1542 of the California Civil Code or any other similar provision of law insofar as it would otherwise apply to the specific release given in this Section 5.12. Such Stockholder thus acknowledges that he may discover facts in addition to or different from those that he now knows or believes to be true with respect to the subject matter of this release, but that it is his intention to fully and finally settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to subsequent discovery or existence of such additional or different facts. Such Stockholder acknowledges that the release of unknown claims was separately bargained for, constitutes separate consideration for, and was a key element of the Agreement and was relied upon by the Purchaser in entering into the Agreement.

Section 5.13 Termination of Certain Agreements. Prior to the Closing, the Company shall terminate, or cause to be terminated, the agreements and arrangements set forth on SCHEDULE 5.13 (the “Excluded Contracts”), such that the Company shall not have any liability following the Closing related to such Excluded Contracts. Each such termination shall include a release of the Company, as applicable, from any and all liabilities and obligations arising out of, or related to, such Excluded Contract.

Section 5.14 Purchaser Representative. During the Pre-Closing Period, the Company shall facilitate the appointment of a “purchaser representative” as defined by Rule 501(h) of Regulation D under the Securities Act, by each Stockholder who is not an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act to the extent such appointment is required to comply with Regulation 506 of Regulation D and other applicable Laws in connection with the issuance of shares of Purchaser Common Stock contemplated by this Agreement.

Section 5.15 Employees.

(a) Immediately prior to the Closing, the Company shall, in full compliance with all applicable laws and legal requirements, terminate the employment of the Employees set forth on SCHEDULE 5.15(A)(1). The Purchaser shall have no liability with respect to the employment or termination by the Company of any such employees, including any liability or obligation for or with respect to accrued benefits, continuing benefits, severance or otherwise, and the Company shall be responsible for all such liabilities and obligations. Prior to or at the Closing, the Company or one of its Affiliates shall offer employment to, and enter into an offer letter with, each of the Persons set forth on SCHEDULE 5.15(A)(2) in the form of EXHIBIT D-1 or EXHIBIT D-2 hereto (collectively, the “Offer Letters”) with such Offer Letters to be effective as of the Closing Date. Such Offer Letters shall supersede any existing employment agreement or arrangement between the Company and the Persons set forth on SCHEDULE 5.15(A)(2), and the Purchaser shall have no liability with respect to any existing employment agreement or arrangement between such employees and the Company, including any liability or obligation for or with respect to accrued benefits, continuing benefits, severance or otherwise, and the Company shall be responsible for all such liabilities and obligations.

(b) Immediately prior to the Closing Date, the Company shall terminate all of the Employee Plans set forth on SCHEDULE 5.15(B) (except as otherwise specified on such Schedule with respect to the applicable plan), and Purchaser shall provide the Company with sufficient funds, and the Company shall pay the expenses of terminating such Employee Plans.

(c) Prior to the Closing, the Company shall provide Purchaser with a schedule, in a form reasonably acceptable to the Purchaser, setting forth, as of the Closing Date, the vacation pay each Employee has accrued but not used. On the Closing Date, the Purchaser shall provide the Company with sufficient funds, and the Company shall pay to each Employee who is terminated immediately prior to the Closing under Section 5.15(a) all amounts owed to such individual (including, but not limited to, vacation pay and final wages). Following the Closing, the Company shall not have any outstanding obligations to such Employees.

(d) From and after the Closing, the Company shall assume or retain, as the case may be, and be solely responsible for all known and unknown liabilities arising under, resulting from or relating to the Employee Plans or the Company’s employment of or termination of the Employees, whether incurred, accrued or arising before, on or after the Closing, including without limitation, any liability attributable to a breach of the representations in Section 2.16 and Section 2.17. In accordance with Treasury Regulation Section 54.4980B-9, Q&A 7, the Company shall be and is solely responsible for COBRA coverage for all M&A qualified beneficiaries (determined in accordance with Treasury Regulation Section 54.4980B-9, Q&A 4) including, but not limited to, with respect all Employee Plans. The Company shall ensure that the Purchaser and its Affiliates do not have any obligation under COBRA with respect to any Employees. The Company shall take all steps that may be necessary, including arranging for continued group health plan coverage for the COBRA statutory coverage period for each M&A qualified beneficiary, to ensure that such COBRA continuation coverage is available to such individuals and to ensure that the provisions of Treasury Regulation Section 54.4980B-9, Q&A 8(c) do not become applicable at any time, and to prevent the Purchaser from becoming by operation of such regulation, section or otherwise, a “successor employer” for purposes of COBRA coverage. For purposes of this Agreement, “qualified beneficiary,” “M&A qualified beneficiaries,” “group health plan” and “qualifying event” shall have the meanings ascribed thereto in Section 4980B of the Code and the related regulations.

(e) Notwithstanding anything to the contrary in this Section 5.15, the provisions of this Section 5.15 are for the sole benefit of the Company and the Purchaser and neither this Agreement nor any action by the Company or the Purchaser shall be deemed to create any third party beneficiary rights in any person or organization, including any Employee (including any beneficiary or dependent thereof) of the Company or the Purchaser, or any ERISA Affiliate, and no person or organization other than the Parties to this Agreement shall have any rights to enforce any provision hereof, including any provision pertaining to any benefits that may be provided, directly or indirectly, under any employee benefit plan, including the Employee Plans. The parties expressly acknowledge and agree that (i) this Agreement is not intended to create a Contract between the Purchaser, the Company or any ERISA Affiliate, on the one hand, and any Employee or any employee of any ERISA Affiliate, on the other hand, and no Employee and no employee of any ERISA Affiliate may rely on this Agreement as the basis for any breach of contract claim against the Purchaser, the Company, or any ERISA Affiliate, (ii) nothing in this Agreement shall be deemed or construed to require the Purchaser, the Company, or any ERISA Affiliate to continue to employ any particular Employee or any employee of any ERISA Affiliate for any period of time after the Closing, (iii) nothing in this Agreement shall be deemed or construed to limit the Company’s or the Purchaser’s right to terminate the employment of any Employee during any period after the Closing, and (iv) nothing in this Agreement shall modify or amend any Employee Plan set forth on Section 2.17 of the Disclosure Schedule or any other agreement, plan, program or document unless this Agreement explicitly states that the provision “amends” such Employee Plan or other agreement, plan, program or document.

(f) None of the Company, the Stockholders or any of their Representatives shall make any communication to employees of the Company regarding any 401(k), group health, life insurance, disability, accidental death and dismemberment insurance, equity incentive plans or employee stock purchase plans maintained by the Purchaser or any of its Affiliates or any compensation or benefits to be provided after the Closing Date without the advance approval of the Purchaser.

Section 5.16 Operation of the Purchaser’s Business.

(a) During the Pre-Closing Period, the Purchaser shall: (a) ensure that the Purchaser conducts its business and operations in the ordinary course of business consistent with past practice; (b) use best efforts to ensure that the Purchaser preserves intact its current business organization and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, consultants and other Persons having business relationships with the Purchaser; and (c) maintain the books, records and financial statements of the Purchaser in accordance with GAAP and consistent with past practice.

(b) After the Closing, the Purchaser agrees to use commercially reasonable best efforts to ensure that the FDA Acceptance and the FDA Approval are achieved as expeditiously as is commercially practical, and that such efforts are sufficiently funded.

Section 5.17 Removal of Restrictive Legends. Without limiting the Purchaser’s obligations pursuant to the Registration Rights Agreement, the Purchaser covenants and agrees that from and after the date which is six months after the Closing Date, upon request by any Stockholder that is not an Affiliate of the Purchaser to transfer any shares of Purchaser Stock Consideration pursuant to Rule 144, upon receipt of a representation letter from such Stockholder and such Stockholder’s broker and such other documentation as may be reasonably requested by the Purchaser, the Purchaser’s transfer agent or the Purchaser’s counsel in connection with rendering a Rule 144 opinion to the Purchaser’s transfer agent in connection therewith, the Purchaser shall remove (or cause to be removed) restrictive legends from stock certificates representing the Purchaser Stock Consideration (including without limitation issuing appropriate instructions to the Purchaser’s transfer agent to remove such legends, issue unlegended shares and remove such shares from any stop transfer list).

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

Section 6.1 Accuracy of Representations. Each of the representations and warranties of the Company and the Stockholders contained in this Agreement and the Stockholder Related Agreements that are qualified as to materiality shall be true and correct in all respects, and each of the representations and warranties of the Company and each of the Stockholders contained in this Agreement and the Stockholder Related Agreements that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

Section 6.2 Performance of Covenants. Each of the covenants and obligations set forth in this Agreement that the Company and each of the Stockholders is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 6.3 Company Compliance Certificate. The Company shall have delivered, or caused to be delivered, to the Purchaser a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company as to compliance with the conditions set forth in Section 6.1, Section 6.2, Section 6.9 and Section 6.16 (the “Company Compliance Certificate”).

Section 6.4 Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Person required in connection with the execution, delivery or performance of this Agreement or any of the Stockholder Related Agreements shall have been obtained by the Company, or made by or on behalf of the Company (with the Purchaser advancing to the Company any funds required for any payments to be made in connection therewith), and shall be in full force and effect, in each case in form and substance reasonably satisfactory to the Purchaser.

Section 6.5 Secretary’s Certificate. The Company shall have delivered a certificate, dated as of the Closing Date, signed by the Secretary of the Company, (a) attaching copies of the Organizational Documents, and any amendments thereto, of the Company, (b) attaching a true, correct and complete copy of the stock ledger of the Company from the date of its incorporation or organization through the Closing Date, (c) certifying that attached thereto are true, correct and complete copies of actions by written consent or resolutions duly adopted by the board of directors of the Company which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, (d) certifying the good standing (or equivalent status in the relevant jurisdiction) of the Company in its jurisdiction of incorporation or organization and in each other jurisdiction where it is qualified to do business (or equivalent status in the relevant jurisdiction) and that there are no proceedings for the dissolution or liquidation of the Company, and (e) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company.

Section 6.6 Ancillary Agreements and Deliveries. The Company and the Stockholders shall have delivered, or caused to be delivered, to the Purchaser the following agreements and documents, each of which shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing:

(a) certificates representing the Company Common Shares, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of assignment requested by and in form and substance reasonably satisfactory to the Purchaser;

(b) the consents, in substantially the form of EXHIBIT E hereto, executed by the spouse of each of the Stockholders that is married;

(c) the organizational record books and minute books of the Company;

(d) written resignations of the directors and officers of the Company, effective as of the Closing Date;

(e) a certificate (the “Consideration Certificate”), duly executed on behalf of the Company by the chief executive officer or chief financial officer of the Company, containing the following information and the representation and warranty of the Company that all of such information is true and accurate as of the Closing:

(i) the name and address of record of each Stockholder,

(ii) the number and class of securities of the Company held by each Stockholder immediately prior to the Closing,

(iii) the number of Shares being sold by each Stockholder pursuant to this Agreement,

(iv) the percentage of the Closing Consideration, the FDA Acceptance Consideration Shares, the FDA Approval Consideration Shares and the FDA Approval Cash Consideration to which such Stockholder shall be entitled (based on each such Stockholder’s relative ownership of the Company immediately prior to the Closing and the number of Shares being sold by such Stockholder pursuant to this Agreement) (the “Consideration Percentage”), and

(v) a detailed list, in a form reasonably satisfactory to the Purchaser, of the amounts that the Purchaser is required to advance to the Company in accordance with Section 5.15(b), Section 5.15(c), Section 6.4, Section 6.6(g), Section 6.19, Section 7.8 and Section 12.2;

(f) a certificate in such form as may be reasonably requested by counsel to the Purchaser that complies with Treasury Regulation Section 1.1445-2(c)(3), accompanied by any appropriate notice to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h);

(g) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and reasonably satisfactory in form and content to the Purchaser, executed by each landlord from whom the Company leases premises (subject, however, to the Purchaser advancing to the Company such funds as required to pay any rent, other lease charges and fees due in respect of the leases for such premises);

(h) evidence, in form and substance reasonably satisfactory to the Purchaser, that each consent, approval, order or authorization of, or registration, declaration or filing with any Person required in connection with the execution, delivery or performance of this Agreement has been obtained or made and is in full force and effect;

(i) true, correct and complete copies, certified by the Chief Executive Officer and the Chief Financial Officer of the Company, of the Company Financial Statements and any Quarterly Financial Statements required to be delivered pursuant to Section 5.5;

(j) written evidence, reasonably satisfactory to the Purchaser, that the Company shall have complied with the covenants and agreements set forth in Section 5.6;

(k) written evidence, reasonably satisfactory to the Purchaser, that the Company shall have complied with the covenants and agreements set forth in Section 5.15(b);

(l) (i) a true, correct and complete copy of resolutions adopted by the board of directors of the Company authorizing the termination of each of the Company Options, Company Warrants and Company Rights in order to give effect to the transactions contemplated by this Agreement, and (ii) evidence satisfactory to the Purchaser to ensure that no holder of Company Options, Company Warrants or Company Rights has any right to acquire Company Common Shares and that all liabilities of the Company under the Company Options, Company Warrants or Company Rights are fully extinguished at no cost, and with no liability, to the Company (and subject to, in the case of Company Options, the treatment of such Company Options in accordance with Section 1.4);

(m) an accredited investor questionnaire, in form reasonably satisfactory to the Purchaser, executed by each Stockholder that is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(n) a “bad actor” questionnaire relating to Rule 506(d) of the Securities Act, in form reasonably satisfactory to the Purchaser, executed by each Stockholder that is an officer, director or promoter of the Company or a beneficial owner of 20% or more of the Company Common Shares;

(o) a purchaser representative questionnaire, in form reasonably satisfactory to the Purchaser, executed by each Stockholder that is not an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(p) Joinder Agreements executed by each Exercising Holder that is not a party to this Agreement as a Stockholder as of the date hereof; and

(q) all other documents required to be entered into by the Company and the Stockholders pursuant to this Agreement or reasonably requested by the Purchaser to convey the Company Common Shares to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement or any Stockholder Related Agreement.

Section 6.7 Release of Liens. The Company shall have delivered, or caused to be delivered, to the Purchaser evidence reasonably satisfactory to the Purchaser that all Liens (other than Permitted Liens) affecting any of the assets of the Company have been released.

Section 6.8 Certain Covenants and Agreements. The Company shall have delivered, or caused to be delivered, to the Purchaser evidence, reasonably satisfactory to the Purchaser, that the Company shall have complied with the covenants and agreements set forth in Section 5.6 and Section 5.13.

Section 6.9 No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

Section 6.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes the transactions contemplated by this Agreement illegal or unduly burdensome to the Purchaser or would subject the

Purchaser or the Company to sanctions if the transactions contemplated by this Agreement are consummated.

Section 6.11 No Litigation. There shall not be pending or threatened any Legal Proceeding by or before any Governmental Body or any other Person against the Purchaser, a Stockholder or the Company (a) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any agreement entered into in connection with this Agreement, (b) seeking to restrain or prohibit the Purchaser’s direct or indirect ownership or operation of all or a significant portion of the business and assets of the Company, or to compel the Purchaser or any of its Subsidiaries or Affiliates to dispose of or hold separate any significant portion of the business or assets of the Company, (c) seeking to restrain or prohibit or make materially more costly the consummation of the transactions contemplated by this Agreement, or seeking to obtain from the Purchaser or the Company any damages in excess of $25,000, (d) seeking to impose limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of the Company Common Shares, or (e) which otherwise could reasonably be expected to have a Company Material Adverse Effect.

Section 6.12 Offer Letters. The Company shall have delivered to the Purchaser the Offer Letters, executed by the Purchaser and each of persons set forth on SCHEDULE 5.15(A)(2), and each of the Offer Letters shall be in full force and effect as of the Closing and shall not have been amended or modified. No such employee shall have provided notice of resignation or received notice of termination.

Section 6.13 Restrictive Agreements. The Company shall have delivered to the Purchaser the restrictive agreements, each in substantially the form of EXHIBIT F hereto (collectively, the “Restrictive Agreements”), executed by the Purchaser and each of the individuals listed on SCHEDULE 6.13, and each of the Restrictive Agreements shall be in full force and effect as of the Closing, shall not have been amended or modified and shall not provide for or require the payment of any consideration to any such individual.

Section 6.14 Company Rights. All Company Options, Company Warrants and Company Rights shall have been exercised for Company Common Shares or shall have been cancelled with no liability to the Purchaser, the Company or their Affiliates, and the Purchaser shall have received evidence satisfactory to it of such exercise or cancellation.

Section 6.15 Termination of Employee Plans. The Company shall have delivered (a) a true, correct and complete copy of resolutions adopted by the board of directors of the Company authorizing the termination of each of the Employee Plans set forth on SCHEDULE 5.15(B) effective upon the Closing, and (b) evidence reasonably satisfactory to the Purchaser to ensure that no Employee or former Employee has any right under such plans and that all liabilities of the Company under such Employee Plans (including any liabilities relating to services performed prior to the Closing) are fully extinguished at no cost, and with no liability, to the Company or the Purchaser.

Section 6.16 Termination of Specified Agreement. The Company shall cause all Excluded Contracts to be terminated effective as of the Closing Date without any further obligation of, or liability to, the Company, the Purchaser or their Affiliates.

Section 6.17 No Indebtedness. As of the Closing Date, the outstanding Indebtedness of the Company shall be zero.

Section 6.18 No Negative FDA Letter. The Company shall not have received any Negative FDA Letter.

Section 6.19 Company Financial Statements The Company and the Stockholders hereby covenant with and undertake to the Purchaser that, subject to the Purchaser providing funds to satisfy all obligations to BDO USA LLP they shall use their best efforts to cause BDO USA LLP, the Company’s independent registered public accounting firm, to: deliver to the Purchaser any consent that the Purchaser is obligated to file with the United States Securities and Exchange Commission with respect to the Company Financial Statements, any Quarterly Financial Statements required to be delivered pursuant to Section 5.5 and the reference to them as “experts” in any filing of the Purchaser with the SEC that includes the Company Financial Statements and any Quarterly Financial Statements required to be delivered pursuant to Section 5.5. The Company and the Stockholders hereby covenant with and undertake to the Purchaser that they shall use their best efforts to cooperate with the Purchaser to permit the Purchaser to prepare and file, in compliance with SEC reporting requirements (Rule 3-05 Regulation S-X of the Exchange Act), a Current Report on Form 8-K with respect to the transactions contemplated by this Agreement. In addition, the Company and the Stockholders hereby covenant with and undertake to the Purchaser that they shall use their best efforts to cooperate with the Purchaser to provide the information necessary for the Purchaser’s preparation of pro forma financial statements specified and described in Article 11 of Regulation S-X of the Exchange Act.

Section 6.20 Minimum Shares. The Shares shall constitute at least 70% of the total outstanding Company Common Stock as of immediately prior to the Closing and after giving effect to the full exercise, conversion, termination and forfeiture, as applicable, of all Company Options and Company Warrants.

Section 6.21 Stockholders’ Agreement. The Company and ICF shall have delivered to the Purchaser the Stockholders’ Agreement in substantially the form of EXHIBIT G hereto (the “Stockholders’ Agreement”), executed by the Company and ICF, and the Stockholders’ Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing.

Section 6.22 Registration Rights Agreement. The Company and the Stockholders shall have delivered to the Purchaser the Registration Rights Agreement in substantially the form of EXHIBIT H hereto (the “Registration Rights Agreement”), executed by each of the Stockholders, and the Registration Rights Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing.

Section 6.23 Nasdaq Matters. The Purchaser shall have received from The Nasdaq Stock Market LLC (“Nasdaq”) written confirmation that Nasdaq has completed its review of the Listing of Additional Shares Notification Form submitted by the Purchaser to Nasdaq in connection with the proposed issuance of shares of Purchaser Common Stock pursuant to this Agreement.

Section 6.24 Drag-Along Agreement. The Company and each of the stockholders of the Company other than ICF that holds greater than 1% of the outstanding Company Common Stock as of immediately prior to the Closing and is not selling all of its shares of Company Common Stock under this Agreement shall have executed and delivered to the Purchaser the Drag-Along Agreement in substantially the form of EXHIBIT I hereto (the “Drag-Along Agreement”), and the Drag-Along Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS

The obligations of the Company and the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Stockholders’ Representative), at or prior to the Closing, of the following conditions:

Section 7.1 Accuracy of Representations. Each of the representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and each of the representations and warranties of the Purchaser contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

Section 7.2 Performance of Covenants. Each of the covenants and obligations set forth in this Agreement that the Purchaser is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 7.3 Purchaser Compliance Certificate. The Purchaser shall have delivered, or caused to be delivered, to the Company, a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Purchaser as to compliance with the conditions set forth in Section 7.1 and Section 7.2.

Section 7.4 Ancillary Agreements and Deliveries. The Purchaser shall have delivered, or caused to be delivered, to the Stockholders’ Representative, all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement, each of which shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing.

Section 7.5 No Material Adverse Effect. There shall not have occurred a Purchaser Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Purchaser Material Adverse Effect.

Section 7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes the transactions contemplated by this Agreement illegal or unduly burdensome to the Purchaser or would subject the Purchaser or the Company to sanctions if the transactions contemplated by this Agreement are consummated.

Section 7.7 No Litigation. There shall not be pending or threatened any Legal Proceeding by or before any Governmental Body or any other Person against the Purchaser, a Stockholder or the Company (a) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any agreement entered into in connection with this Agreement, (b) seeking to restrain or prohibit the Purchaser’s direct or indirect ownership or operation of all or a significant portion of the business and assets of the Company, or to compel the Purchaser or any of its Subsidiaries or Affiliates to dispose of or hold separate any significant portion of the business or assets of the Company, (c) seeking to restrain or prohibit or make materially more costly the consummation of the transactions contemplated by this Agreement, or seeking to obtain from the Purchaser or the Company any damages in excess of $25,000, (d) seeking to impose limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of the Company Common Shares, or (e) which otherwise could reasonably be expected to have a Purchaser Material Adverse Effect.

Section 7.8 Company Obligations. The Purchaser shall have provided the Company with sufficient funds to (a) satisfy all its outstanding accounts payable and Transaction Expenses at the Closing, and (b) to pay all costs associated with a D&O “tail” policy to be purchased by the Company at or prior to Closing (with such costs to be included in the accounts payable satisfied at the Closing pursuant to the foregoing clause (a)); provided, however that any such D&O “tail” policy must be reasonably acceptable to the Purchaser.

Section 7.9 Consents. All consents approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body shall have been obtained.

Section 7.10 Minimum Shares. The Shares shall constitute at least 70% of the total outstanding Company Common Stock as of immediately prior to the Closing and after giving effect to the full exercise, conversion, termination and forfeiture, as applicable, of all Company Options and Company Warrants.

Section 7.11 Registration Rights Agreement. The Purchaser shall have delivered to the Stockholders the Registration Rights Agreement, executed by the Purchaser, and the Registration Rights Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing.

Section 7.12 Nasdaq Matters. The Purchaser shall have delivered to the Company written evidence that Nasdaq has completed its review of the Listing of Additional Shares Notification Form submitted by the Purchaser to Nasdaq in connection with the proposed issuance of shares of Purchaser Common Stock pursuant to this Agreement.

ARTICLE VIII

CLOSING

Section 8.1 Closing. Unless otherwise mutually agreed in writing between the Purchaser and the Stockholders’ Representative, the Closing shall take place at the offices of Paul Hastings LLP, 1117 S. California Avenue, Palo Alto, California 94304, at 9:00 A.M. (Pacific Time) on the 2nd Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VI and ARTICLE VII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

Section 8.2 Stockholder and Company Closing Deliveries. At the Closing, the Stockholders and the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser, the deliverables, agreements and documents required pursuant to Section 6.6, each of which shall be in full force and effect.

Section 8.3 Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Stockholders’ Representative the deliverables, agreements and documents required by Section 7.4, each of which shall be in full force and effect.

ARTICLE IX

TERMINATION

Section 9.1 Termination Events.

(a) This Agreement may be terminated prior to the Closing:

(i) by mutual written consent of the Purchaser and the Stockholders’ Representative;

(ii) by written notice from the Purchaser to the Stockholders’ Representative, if there has been a breach of any representation, warranty, covenant or agreement by the Company or the Stockholders, or any such representation or warranty shall become untrue after the date of this Agreement, such that the conditions in Section 6.1 or Section 6.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (A) ten (10) days after written notice thereof is given by the Purchaser to the Stockholders’ Representative, and (B) the Expiration Date;

(iii) by written notice from the Stockholders’ Representative to the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement by the Purchaser, or any such representation or warranty shall become untrue after the date of this Agreement, such that the conditions in Section 7.1 or Section 7.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (A) ten (10) days after written notice thereof is given by the Stockholders’ Representative to the Purchaser, and (B) the Expiration Date; or

(iv) by five (5) days’ prior written notice by the Stockholders’ Representative to the Purchaser or the Purchaser to the Stockholders’ Representative, as the case may be, in the event the Closing has not occurred on or prior to October 31, 2016 (the “Expiration Date”) for any reason other than delay or nonperformance of or breach by the party seeking such termination; provided that the parties may mutually agree, in writing, to extend the Expiration Date.

(b) In the event of termination of this Agreement pursuant to this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement or its partners, officers, directors, stockholders, members or other equity holders, except for obligations under Section 5.7 (Public Announcements), Section 12.2 (Fees and Expenses), Section 12.3 (Waiver; Amendment), Section 12.4 (Entire Agreement), Section 12.5 (Execution of Agreement; Counterparts; Electronic Signatures), Section 12.6(Governing Law; Venue), Section 12.7(WAIVER OF JURY TRIAL), Section 12.8 (Attorneys’ Fees), Section 12.9 (Assignment and Successors), Section 12.11 (Notices), Section 12.12 (Construction; Usage), Section 12.13 (Enforcement of Agreement), Section 12.14 (Severability), Section 12.17 (Schedules and Exhibits) and this Section 9.1, and the definitions used in each of the foregoing sections, including those set forth in EXHIBIT A hereto, all of which shall survive such termination and the Termination Date. Notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement. Upon termination of this Agreement, each of the parties to this Agreement shall, in all events, be bound by and be subject to that certain Confidentiality Agreement, dated as of July 20, 2016, by and between the Company and the Purchaser (the “Confidentiality Agreement”).

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification Obligations of the Stockholders.

(a) The Stockholders (collectively, the “Indemnifying Parties”), shall, jointly and severally, indemnify the Purchaser and its Affiliates (including the Company after the Closing), stockholders, officers, directors, managers, employees, agents, partners, Representatives, successors and assigns (collectively, the “Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred (but solely by means of the offset mechanism pursuant to Section 10.5, and subject at all times to the other limitations pursuant to Section 10.6 and the other terms of this ARTICLE X) for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, arising out of, relating or incidental to or by virtue of:

(i) any inaccuracy in or breach of any representation or warranty of the Company or the Stockholders set forth in ARTICLE II or any of the Schedules or Exhibits attached to this Agreement, the Company Compliance Certificate or any other Stockholder Related Agreement, whether such representation or warranty is made as of the date of this Agreement or as of the Closing Date (without giving effect to any materiality, Company Material Adverse Effect or other similar qualification contained in such representation or warranty);

(ii) any non-fulfillment or breach of any covenant, agreement or undertaking made by the Company in this Agreement or any of the Schedules or Exhibits attached to this Agreement;

(iii) (A) any provision of any Environmental Law and arising out of, or relating to, (x) any act or omission of the Company or any of or its employees, agents or representatives on or prior to the Closing Date, or (y) the ownership, use, control or operation on or prior to the Closing Date of any real property, plant, facility, site, area or property used in the business of the Company (whether currently or previously owned or leased by the Company) arising from any Release of any Materials of Environmental Concern or off-site shipment of any Materials of Environmental Concern at or from such real property, plant, facility, site, area or property, or (B) mold or any other environmental matter or condition arising on or prior to the Closing Date;

(iv) any matter set forth on SCHEDULE 10.1(A);

(v) the Net Debt Adjustment Amount;

(vi) any fraud or intentional misrepresentation of the Company with respect to any representation, warranty or covenant of the Company contained in this Agreement, the Company Compliance Certificate or any other Stockholder Related Agreement;

(vii) any inaccuracy in or breach of any representation or warranty set forth in the Consideration Certificate;

(viii) any liability or obligation of the Company for (i) any Taxes incurred in any Tax period beginning after the Closing Date but arising from the settlement or other resolution with any Governmental Body of an asserted Tax liability which relates to any Tax period or portion thereof ending on or before the Closing Date, or (ii) the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of other federal, provincial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise, in each case whether or not disclosed to the Purchaser in any Exhibits or Schedules attached to this Agreement, the Company Financial Statements or otherwise;

(ix) any Legal Proceedings directly or indirectly relating to any breach, alleged breach, liability or other matter of the type referred to in clauses (i) through (viii) above (including any

Legal Proceeding commenced by any Indemnified Party for the purpose of enforcing any of its rights under this Section 10.1).

(b) Each Stockholder shall, severally and not jointly, indemnify the Indemnified Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred (but solely by means of the offset mechanism pursuant to Section 10.5, and subject at all times to the other limitations pursuant to Section 10.6 and the other terms of this ARTICLE X) for any Losses which any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, arising out of, relating or incidental to or by virtue of:

(i) any inaccuracy in or breach of any representation or warranty of such Stockholder set forth in ARTICLE III, whether such representation or warranty is made as of the date of this Agreement or as of the Closing Date (without giving effect to any materiality, Company Material Adverse Effect or other similar qualification contained in such representation or warranty); and

(ii) any non-fulfillment or breach of any covenant, agreement or undertaking made by such Stockholder in this Agreement or any of the Schedules or Exhibits attached to this Agreement, or in any Stockholder Related Agreement to which such Stockholder is a party.

(c) In measuring the amount of any Loss under this ARTICLE X, the aggregate liability on which any claim is based shall be equal to the product of the amount of such Loss multiplied by the Proration Factor.

(d) In the event that the Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation of the Company or the Stockholders or other matter referred to in Section 10.1(a) or Section 10.1(b), then (without limiting any of the rights of the Purchaser as an Indemnified Party) the Purchaser shall also be deemed, by virtue of their ownership of the Company Common Shares, to have suffered, incurred or otherwise become subject to Losses as a result of and in connection with such inaccuracy, breach, alleged breach or other matter.

(e) The current or former stockholders of the Company shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any liability to which such current or former stockholders of the Company may become subject under or in connection with this Agreement or any other agreement or document delivered to the Purchaser in connection with this Agreement.

Section 10.2 Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice by a third-party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant to this Agreement (a “Third-Party Claim”), or upon realization of a Loss by an Indemnified Party for which the Indemnified Party is entitled to indemnification under this ARTICLE X, such Indemnified Party shall provide written notice thereof to the Stockholders’ Representative; provided, however, that the failure to so notify the Stockholders’ Representative shall relieve the Indemnifying Party from liability under this ARTICLE X with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Stockholders’ Representative materially prejudices the rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim. The

Indemnifying Party shall have the right, upon written notice from the Stockholders’ Representative delivered to the Indemnified Party within ten (10) days thereafter assuming full responsibility for any Losses resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third-Party Claim that (i) affects any Intellectual Property Rights that the Company owns or has a right to use in the conduct of its business as currently conducted and as proposed to be conducted by the Company as of the Closing and by the Purchaser after the Closing, (ii) is asserted directly by or on behalf of any Person that is a supplier or a customer of the Company, the Indemnified Party or their Affiliates, (iii) seeks an injunction or other equitable relief against the Indemnified Party or its Affiliates, (iv) involves a finding of any violation of Law or other wrongdoing by the Indemnified Party, the Company or their Affiliates, (v) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (vi) does not seek only monetary damages and, in the case of this clause (vi), the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be detrimental to or materially injure the reputation or future business prospects of the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms of this Section 10.2(a) or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10) day period, or thereafter defaults in continuing to defend the Indemnified Party, then any Losses shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In addition, Losses shall include, as incurred, the reasonable fees and disbursements of counsel for the Indemnified Party: (A) that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense, (B) if the Indemnified Party employs separate counsel due to the Indemnified Party being advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party, (C) if the Indemnified Party employs separate counsel because there are one or more legal or equitable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, or (D) if the Indemnified Party employs separate counsel because such audit, investigation, action or proceeding involves, or could have a material effect on, any matter beyond the scope of the indemnification or defense obligations of the Indemnifying Party.

(b) In any Third-Party Claim for which indemnification is being sought under this ARTICLE X, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Stockholders’ Representative or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter, the defense of which it is maintaining, and to cooperate in good faith with the other party with respect to the defense of any such matter.

(c) No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this ARTICLE X without the prior written consent of the Stockholders’ Representative (which may not be unreasonably withheld, conditioned or delayed), unless (i) the Indemnifying Party fails to assume and maintain diligently the defense of such Third-Party Claim pursuant to Section 10.2(a) or fails to reimburse the Indemnified Party within 30 days for expenses incurred by the Indemnified Party in defending itself against any Third-Party Claim in the circumstance where the Indemnifying Party fails to assume the defense of the Indemnified Party or as required under the last sentence of Section 10.2(a) or, having assumed the defense, thereafter defaults in pursuing such defense, or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim without further actual or potential monetary liability to the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this ARTICLE X unless such settlement, compromise or consent (A) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (C) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(d) In the event an Indemnified Party claims a right to payment pursuant to this Agreement with respect to any Loss or other matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the Stockholders’ Representative (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party to so notify the Stockholders’ Representative shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 10.2(d), it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 10.3. In the event the Stockholders’ Representative does not notify the Indemnified Party within ten (10) days following its receipt of such Notice of Claim that the Stockholders’ Representative disputes the Indemnifying Parties’ liability to the Indemnified Party under this ARTICLE X or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this ARTICLE X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined, in each case with such payment to be rendered pursuant to the offset mechanism in accordance with Section 10.5. In the event the Stockholders’ Representative has timely disputed its liability with respect to such Direct Claim as provided in this Section 10.2(d), as promptly as reasonably practicable, such Indemnified Party and the Stockholders’ Representative shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party in accordance with the offset mechanism pursuant to Section 10.5 an amount equal to such Direct Claim as determined pursuant to this Section 10.2(d). If a dispute exists as to the amount of any Direct Claim, the prevailing party shall be entitled to all legal and other fees paid in asserting or defending such Direct Claim, as the case may be (which legal and other fees, if owed by the Stockholders, shall be payable pursuant to the offset mechanism pursuant to Section 10.5).

Section 10.3 Survival Period. The representations, warranties and covenants made by the Company and the Stockholders in this Agreement and the Consideration Certificate shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, 12 months following the Closing Date; provided, however, that (a) each of the representations and warranties contained in Section 2.1 (Organization and Good Standing), Section 2.2 (Capitalization), Section 2.3 (Subsidiaries), Section 2.4 (Authority; No Conflict; Required Filings and Consents), Section 2.16 (Employee Matters), Section 2.17 (Employee Benefit Plans), Section 2.20 (Brokerage and Transaction Bonuses), Section 2.21 (Title to and Sufficiency

of Assets), Section 2.26 (Related Party Transactions), Section 3.1 (Authority, No Conflict; Required Filings and Consents), Section 3.2 (Ownership; Title to Shares) and Section 3.4 (Brokerage and Transaction Bonuses) and the representations and warranties contained in the Consideration Certificate, shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, subject to applicable statutes of limitations; (b) each of the representations and warranties contained in Section 2.12 (Intellectual Property) and Section 2.15 (Environmental Matters), shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than 60 days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters; and (c) each of the representations and warranties contained in Section 2.9 (Taxes) shall survive until, and all claims for indemnification in connection therewith shall be asserted not later than the later to occur of: (i) the 180th day following the end of the period, if any, during which an assessment, reassessment or other form of document assessing liability for Taxes in respect of any taxation year to which these representations and warranties extend could be issued to the Company, and (ii) 60 days following the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted under this ARTICLE X, the Stockholders’ Representative shall have been properly notified of a claim for indemnity under this ARTICLE X and such claim shall not have been finally resolved or disposed of as of such date, such claim shall continue to survive and shall remain a basis for indemnity under this ARTICLE X until such claim is finally resolved or disposed of in accordance with the terms of this Agreement. All representations, warranties and covenants made by the Purchaser shall continue in accordance with their respective terms. Subject at all times to the limitations set forth in this ARTICLE X, the covenants and agreements of the parties pursuant to this ARTICLE X shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, subject to applicable statutes of limitations.

Section 10.4 Investigations. The respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this ARTICLE X shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by a party.

Section 10.5 Offset Against Escrow Shares, FDA Acceptance Consideration Shares, FDA Approval Consideration Shares and FDA Approval Cash Consideration. Notwithstanding anything in this Agreement to the contrary, in the event any Indemnified Party shall suffer any Losses for which such Indemnified Party is entitled to indemnification under this ARTICLE X, such Indemnified Party’s sole remedy shall be to recover such Losses by offsetting such Losses (subject to the limitations set forth in Section 10.6 and elsewhere in this ARTICLE X) against the Escrow Shares (with such shares valued at the Closing Per Share Price) until the Escrow Shares are wholly exhausted and, thereafter, the FDA Acceptance Consideration Shares, the FDA Approval Consideration Shares or the FDA Approval Cash Consideration.

Section 10.6 Limitations on Liability.

(a) The Indemnifying Parties will not be liable to the Indemnified Parties for indemnification under this ARTICLE X unless and until the aggregate Losses for which they would otherwise be liable under this ARTICLE X exceed $250,000, at which point the Indemnifying Parties shall be liable for the aggregate Losses in excess of $125,000.

(b) In no event shall the aggregate amount of the indemnification obligation of the Indemnifying Parties pursuant to this ARTICLE X exceed (i) 15% of the Closing Consideration, plus (ii) 15% of the FDA Acceptance Consideration Shares, but solely to the extent actually issued or determined to be issuable, plus (iii) 15% of each of the FDA Approval Consideration Shares and FDA Approval Cash Consideration, but in each case solely to the extent actually issued, paid, determined to be issuable or determined to be payable.

(c) Notwithstanding the foregoing to the contrary, each Stockholder’s aggregate liability with respect to a claim for indemnification under this ARTICLE X shall not exceed (i) 15% of the Closing Consideration actually issued or determined to be issuable to such Stockholder, plus (ii) 15% of the FDA Acceptance Consideration Shares actually issued or determined to be issuable to such Stockholder, plus (iii) 15% of each of the FDA Approval Consideration Shares and FDA Approval Cash Consideration, but in each case solely to the extent actually issued, paid, determined to be issuable or determined to be payable to such Stockholder; provided that no Stockholder shall be liable for the breach by any other Stockholder of the representations or warranties made by any other Stockholder pursuant to ARTICLE III or pursuant to any Stockholder Related Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, Losses relating to any fraud, intentional misrepresentation or willful misconduct of any party or any inaccuracy in or breach of any of the Fundamental Representations shall neither be applied toward, nor limited by, the foregoing limitations in this Section 10.6; provided that no Stockholder shall be liable for the fraud, intentional misrepresentation or willful misconduct of any other Stockholder.

Section 10.7 Characterization of Indemnification Payments. The Purchaser and the Stockholders agree to treat any payment made under this ARTICLE X as an adjustment to the Closing Consideration.

ARTICLE XI

STOCKHOLDERS’ REPRESENTATIVE

Section 11.1 Stockholders’ Representative.

(a) Each of the Stockholders, by such Stockholder’s execution of this Agreement, hereby irrevocably appoints the Stockholders’ Representative as agent and attorney in fact for the Company and such Stockholder, and authorizes the Stockholders’ Representative (i) to take all action necessary to consummate the transactions contemplated by this Agreement and the Escrow Agreement, or the defense and/or settlement of any claims for which such Stockholder may be required to indemnify the Purchaser or any other Indemnified Party pursuant to ARTICLE X, (ii) to give and receive all notices required to be given under this Agreement, the Escrow Agreement or the Stockholder Related Agreements, (iii) to authorize delivery to the Purchaser of the Escrow Shares or such portion of the FDA Acceptance Consideration Shares and the FDA Approval Consideration Shares in satisfaction of claims by the Purchaser, including with respect to the Net Debt Adjustment Amount and in accordance with ARTICLE X, (iv) to make decisions on behalf of the Company and such Stockholder and take any and all additional action as is contemplated to be taken by or on behalf of such Stockholder by the terms of this Agreement or the Escrow Agreement, including, without limitation regarding (A) indemnification claims, Direct Claims, Third-Party Claims and Notices of Claims, (B) amendments to this Agreement, the Escrow Agreement or the Stockholder Related Agreements, and (C) the Estimated Net Debt, the Final Net Debt and the Net Debt Adjustment Amount.

(b) All decisions and actions by the Stockholders’ Representative, including without limitation (i) any agreement between the Stockholders’ Representative and the Purchaser relating to the defense or settlement of any claims for which the Stockholders may be required to indemnify the Purchaser pursuant to ARTICLE X, (ii) any agreement between the Stockholders’ Representative and the Purchaser relating to the Estimated Net Debt, the Final Net Debt or the Net Debt Adjustment Amount, and (iii) any agreement between the Stockholders’ Representative and the Purchaser relating to the Escrow Agreement or the determination of the Purchaser’s payment obligations under Section 1.6 or Section 1.7 or any other matter relating to ARTICLE I, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Stockholders’ Representative shall not have any liability to any of the parties to this Agreement or to the Stockholders for any act done or omitted pursuant to this Agreement as the Stockholders’ Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally indemnify the Stockholders’ Representative and hold the Stockholders’ Representative harmless against any loss, liability or expense incurred without fraud or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of the Stockholders’ Representative’s duties under this Agreement.

(d) The Stockholders’ Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Agreement, the Escrow Agreement and the Stockholder Related Agreements.

(e) Each of the Stockholders, by such Stockholder’s execution of this Agreement, agrees, in addition to the foregoing, that:

(i) The Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Stockholders’ Representative as to (A) the settlement of any claims for indemnification by the Purchaser pursuant to ARTICLE X, (B) actions taken in respect of indemnification claims, Direct Claims, Third-Party Claims and Notices of Claims, and (C) any other actions required or permitted to be taken by the Stockholders’ Representative under this Agreement, the Escrow Agreement and any Stockholder Related Agreement, and no Stockholder shall have any cause of action against the Purchaser for any action taken by the Purchaser in reliance upon the instructions or decisions of the Stockholders’ Representative;

(ii) all actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon the Company and all of the Stockholders and no Stockholder shall have any cause of action against the Stockholders’ Representative for any action taken, decision made or instruction given by the Stockholders’ Representative under this Agreement or the Escrow Agreement except for fraud or willful misconduct by the Stockholders’ Representative in connection with the matters described in this ARTICLE XI;

(iii) the provisions of this ARTICLE XI are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement, the Escrow Agreement and the Stockholder Related Agreements; and

(f) the provisions of this ARTICLE XI shall be binding upon the executors, heirs, legal Representatives, personal Representatives, successor trustees and successors of each Stockholder,

and any reference in this Agreement or the Escrow Agreement to a Stockholder or the Stockholders shall mean and include the successors to the rights of the Stockholders under this Agreement, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Further Assurances. Each party to this Agreement shall execute and cause to be delivered to each other party to this Agreement such instruments and other documents, and shall take such other actions, as such other parties may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 12.2 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement; provided, however, that the Purchaser shall be required to provide the Company with sufficient funds at Closing to pay such amounts including all Transaction Expenses.

Section 12.3 Waiver; Amendment. Any agreement on the part of a party to this Agreement to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party to this Agreement of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party to this Agreement of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. Prior to the Closing, this Agreement may not be amended, modified or supplemented except by written agreement among the Purchaser, the Company and the Stockholders’ Representative. Following the Closing, this Agreement may not be amended, modified, altered or supplemented except by written agreement between the Purchaser and the Stockholders’ Representative. Notwithstanding anything to the contrary contained herein, the Company may, without the consent or approval of any other party hereto, cause additional persons to become party to this Agreement pursuant to Section 1.8.

Section 12.4 Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Closing Date, or (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

Section 12.5 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties to this Agreement; it being understood that all parties to this Agreement need not sign the same counterparts.

(b) This Agreement and any amendments to this Agreement may be executed in one or more counterparts, each of which shall be enforceable against the parties to this Agreement that execute such counterparts, and all of which together shall constitute one and the same instrument. Facsimile and “.pdf” copies of signed signature pages shall be deemed binding originals and no party to this Agreement shall raise the use of facsimile machine or electronic transmission in “.pdf” as a defense to the formation of a contract.

Section 12.6 Governing Law; Venue.

(a) This Agreement and the relationship of the parties hereto shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

(b) Any claim or dispute arising under or relating to this Agreement, including disputes related to the validity, interpretation or enforcement of any provision this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by three arbitrators appointed in accordance with the ICC Rules and the provisions of Section 12.6(c). The place of arbitration shall be San Diego, California. The arbitration shall be conducted in the English language.

(c) The party to this Agreement that initiates the arbitration process (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other party to this Agreement (or the other parties to this Agreement, acting jointly, if there are more than one) that is a party to the arbitration (the “Respondent”) shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within 30 days of receipt of the Request by the Respondent, either the Claimant or the Respondent has not appointed an arbitrator, then that arbitrator shall be appointed by the Court of Arbitration of ICC. The first two arbitrators appointed in accordance with this Section 12.6(c) shall appoint a third arbitrator within 30 days after the Respondent has notified the Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a party to appoint an arbitrator, within 30 days after the Court of Arbitration of ICC has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the party failing to appoint an arbitrator. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or to so notify the parties within the time period prescribed above, then the Court of Arbitration of ICC shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as chairperson of the arbitration.

(d) The arbitral tribunal shall render an award within six months from the date of the appointment of the arbitral tribunal, unless the parties to this Agreement otherwise agree in writing or the arbitral tribunal determines that an extension is necessary. The arbitral award shall be in writing, state the reasons for the award, and be final and binding upon, and non-appealable by, the parties to this Agreement. The award may include an award of costs, including, without limitation, reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. Notwithstanding the foregoing, the parties to this Agreement agree that any of them may seek equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement from any court of competent jurisdiction, but that the final resolution of any disputes will be settled solely by the arbitral tribunal.

(e) The arbitral tribunal shall not be empowered to award damages in excess of compensatory damages, and each party to this Agreement hereby irrevocably waives any right to recover special, punitive, exemplary, consequential or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of such damages awarded against a party in an action brought against it by an independent third party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(f) The arbitral tribunal, in its discretion, may consolidate two or more arbitrations or claims between any of the parties to this Agreement arising under this Agreement or any other agreement among the parties to this Agreement into one arbitration, or terminate any such consolidation and/or establish other arbitration proceedings for different claims that may arise in any one arbitration. Notwithstanding the foregoing, the arbitral tribunal shall consolidate arbitrations and/or claims, if it determines that it would be more efficient to consolidate such arbitrations and/or claims than to continue them separately and (i) there are matters of fact or law that are common to the arbitrations and/or claims to be consolidated, (ii) there are related payment and performance obligations considered in the arbitrations and/or claims to be consolidated, or (iii) there is a danger of inconsistent awards.

(g) The arbitral tribunal shall render any monetary award and interest related to such award in U.S. Dollars.

(h) The parties to this Agreement agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of any other quotation system or exchange on which the disclosing party’s securities are listed or applicable Laws.

(i) The costs of arbitration shall be borne by the losing party unless otherwise determined by the arbitration award.

(j) Each party to this Agreement agrees not to assert (by way of motion, as a defense or otherwise), in any such dispute that any claim arising out of, relating to, or in connection with the interpretation or performance of this Agreement is not subject to the jurisdiction of the arbitrators or that this Agreement may not be enforced by the arbitrators.

Section 12.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES OF THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.8 Attorneys’ Fees. If any Legal Proceeding relating to the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 12.9 Assignment and Successors. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties to this Agreement.

Section 12.10 Parties in Interest. Except for the provisions of ARTICLE X, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Each of the Indemnified Parties is an express third party beneficiary of ARTICLE X.

Section 12.11 Notices. All notices, requests, claims, demands, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party to this Agreement when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties to this Agreement):

If to the Company (before the Closing):

Scilex Pharmaceuticals Inc.

301 Lindenwood Drive, Suite 300

Malvern, PA 19355

Attention: Anthony P. Mack

Email: tmack@scilexpharma.com

with a mandatory copy to (which copy shall not constitute notice):

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, NJ 07068

Attention: Michael J. Lerner, Esq.

Email: mlerner@lowenstein.com

If to the Stockholders’ Representative (on its own behalf and for the benefit of the Stockholders):

SPI Shareholders Representative, LLC

27101 Puerta Real, Suite 240

Mission Viejo, CA 92691

Attention: Anthony P. Mack and William N. Pedranti

Email: tmack@scilexpharma.com and wpedranti@scilexpharma.com

If to the Purchaser:

Sorrento Therapeutics, Inc.

9380 Judicial Drive

San Diego, CA 92121

Attention: Henry Ji

Email: hji@sorrentotherapeutics.com

with a mandatory copy to (which copy shall not constitute notice):

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Attention: Jeffrey T. Hartlin, Esq.

Email: jeffhartlin@paulhastings.com

Section 12.12 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii) “including” means including without limiting the generality of any description preceding such term;

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(ix) reference to a “Section” or “Article” in this Agreement shall mean a Section or Article, respectively, of this Agreement unless otherwise provided.

(b) Legal Representation of the Parties. This Agreement was negotiated by the parties to this Agreement with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party to this Agreement shall not apply to any construction or interpretation of this Agreement.

(c) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d) Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

(e) Dollar Amounts. All references to “$” contained in this Agreement shall refer to United States Dollars unless otherwise stated.

Section 12.13 Enforcement of Agreement. The parties to this Agreement acknowledge and agree that the Purchaser, the Company, the Stockholders’ Representative and the Stockholders may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Purchaser, the Company, the Stockholders’ Representative or the Stockholders may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser, the Company, the Stockholders’ Representative and the Stockholders may be entitled, at law or in equity, each of the Purchaser, the Company and, on its own behalf and on behalf of the Stockholders, the Stockholders’ Representative, shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The rights and remedies of the parties to this Agreement shall be cumulative (and not alternative).

Section 12.14 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.16 Disclosure Schedule. Except as set forth in the Disclosure Schedule, nothing in the Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty made in this Agreement except to the extent the Section thereof identifies the exception and describes the facts. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Section of the Disclosure Schedule shall constitute an exception to any other representations or warranties made in this Agreement except to the extent the disclosure is clear in its disclosure or cross-referenced in such other applicable Section.

Section 12.17 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement (including the Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed, as of the date first above written.

THE PURCHASER:

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji, Ph.D.
	Name:	Henry Ji, Ph.D.
	Title:	Chief Executive Officer

THE COMPANY:

SCILEX PHARMACEUTICALS INC.

By:	/s/ Anthony P. Mack
	Name:	Anthony P. Mack
	Title:	Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE:

SPI SHAREHOLDERS REPRESENTATIVE, LLC

By:	/s/ Anthony P. Mack
	Name:	Anthony P. Mack
	Title:	Managing Member

[Signature Page to the Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed, as of the date first above written.

STOCKHOLDER:

For individuals:

By:
Name:

For entities:

Stockholder Name:

By:
Name:
Title:

Address for notices:

Tax ID Number:

[Signature Page to the Stock Purchase Agreement]

INDEX OF DEFINED TERMS

Term	Section

Accounting Referee	1.6(e)
Acquisition Proposal	5.4(a)
Assignment Agreement	2.12(j)
Audited Balance Sheet	2.5(a)(i)
Claimant	12.6(c)
Closing Date	8.1
COBRA	2.17(h)
Company	Preamble
Company Compliance Certificate	6.3
Company Constituent Documents	2.1(d)
Company Database	2.30(b)
Company Financial Statements	2.5(a)
Company Rights	2.2(d)
Consideration Certificate	6.6(e)
Consideration Percentage	6.6(e)(iv)
Confidentiality Agreement	9.1(b)
Direct Claim	10.2(d)
Drag-Along Agreement	6.24
Employee Plans	2.17(a)
ERISA Affiliate	2.17(a)
Escrow Agent	1.7
Escrow Agreement	1.7
Escrow Period	1.7
Estimated Net Debt	1.6(a)
Excess Net Debt	1.6(a)
Excluded Contracts	5.13
Exercising Holder	1.8
Expiration Date	9.1(a)(iv)
FDA Acceptance	1.3(a)
FDA Approval	1.3(b)
Fiduciary	2.17(d)
Final Net Debt	1.6(b)
ICC Rules	12.6(b)
Indemnified Parties	10.1(a)
Indemnifying Parties	10.1(a)
Interim Balance Sheet	2.5(a)(ii)
ISO	2.31
Joinder Agreement	1.8
Leases	2.10(b)
Losses	10.1(a)
Material Contracts	2.13(b)
Monthly Financial Statements	5.5
Nasdaq	6.23
Net Debt Adjustment Amount	1.6(g)
Notice of Claim	10.2(d)
OFAC	2.34

i

Offer Letters	5.15(a)
Purchaser SEC Documents	4.3(a)
Pre-Closing Period	5.1
Privacy Policy	2.30(c)
Purchaser	Preamble
Quarterly Financial Statements	5.5
Registration Rights Agreement	6.22
Request	12.6(c)
Respondent	12.6(c)
Restrictive Agreements	6.13
Shares	Recitals
Statement of Objection	1.5(c)
Stockholders	Preamble
Stockholders’ Agreement	6.21
Stockholders’ Representative	Preamble
Third-Party Claim	10.2(a)

ii

EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company;

(b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of the Company; or

(c) any liquidation, dissolution or winding up of the Company.

“Adjusted Base Consideration” means an amount equal to the product of (a) the amount equal to (i) the Base Consideration minus (ii) the amount of the Excess Net Debt, minus (iii) the sum of all amounts advanced or provided by the Purchaser to the Company in accordance with Section 5.15(b), Section 5.15(c), Section 6.4, Section 6.6, Section 6.6(g), Section 6.19, Section 7.8 and Section 12.2 of the Agreement (the amounts in this clause (iii), collectively, the “Advanced Amounts”), multiplied by (b) the Proration Factor. For avoidance of doubt, the Excess Net Debt and any Net Debt Adjustment Amount shall be calculated without duplication of items covered by the foregoing clause (iii) and already factored into the adjustment of the consideration.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person and any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

“Agreement” means the Stock Purchase Agreement of which this Exhibit A is a part, as amended or restated from time to time.

“Applicable Benefit Laws” means all Laws, including those of a jurisdiction outside of the United States, applicable to any Employee Plan.

“Base Consideration” means seventy million United States Dollars ($70,000,000).

“Base FDA Approval Consideration” means an amount equal to 80% of the Adjusted Base Consideration.

“Business Day” means a weekday on which banks are open for general banking business in San Diego, California.

“Cash” means the cash and cash equivalents of the Company unrestricted and readily available at no cost, calculated in accordance with GAAP.

“Closing” means the consummation of the purchase and sale of the Shares as set forth in Section 7.10 of the Agreement.

“Closing Consideration” means such number of shares of Purchaser Common Stock as is equal to 10% of the quotient obtained by dividing (a) the Adjusted Base Consideration by (b) the Closing Per Share Price, rounded to the nearest whole share (with .05 or less being rounded down).

“Closing Per Share Price” means the greater of: (a) the average closing price of one share of Purchaser Common Stock as reported by The Nasdaq Stock Market LLC for the fifteen (15) consecutive trading days ending on the date that is five (5) days immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications or similar events affecting the Purchaser Common Stock after the date of the Agreement), and $5.10.

“Closing Shares” means such number of shares of Purchaser Common Stock as is equal to (a) the Closing Consideration less (b) the Initial Escrow Shares.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Common Shares” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Contract” means any Contract, including any amendment or supplement thereto: (a) to which the Company is a party, (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation, or (c) under which the Company has or may acquire any right or interest.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property Rights that are licensed to the Company by any other third-party.

“Company Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, condition (financial or otherwise), results of operations, prospects, capitalization, assets, liabilities, operations or financial performance of the Company, (b) the ability of the Company to consummate the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement prior to the Termination Date, or (c) the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of the Company.

“Company Options” means all options to purchase Company Common Shares, as listed on Section 2.2(b) of the Disclosure Schedule.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company, in whole or in part.

“Company Registrations” means Patent Rights, registered trademarks and service marks, registered copyrights and designs, domain name registrations and applications (including intent to use applications) for each of the foregoing that are registered or filed or recorded with any Person in the name of or licensed by the Company, alone or jointly with others.

“Company Stock Option Plan” means the Company’s 2014 Equity Incentive Plan.

“Company Warrants” means all warrants to purchase Company Common Shares, as listed on Section 2.2(c) of the Disclosure Schedule.

“Confidential Information” means any data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training, or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Stockholder of any covenant or obligation set forth in the Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Customer” means a customer of the Company that paid the Company more than $25,000 in the aggregate during the 12-month period ended June 30, 2016 or a customer that is expected to pay the Company more than $25,000 in the aggregate during the 12-month period ending December 31, 2016.

“Disclosure Schedule” means the disclosure schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Company and the Stockholders on the date of the Agreement. The representations and warranties contained in ARTICLE II and ARTICLE III of this Agreement are subject to the qualifications and exceptions set forth in the Disclosure Schedule.

“Employee” means each of the employees of the Company.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any national, provincial, territorial, federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law, regulation, permit or certificate of approval relating to emissions, discharges, releases or threatened releases of Materials of

Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate Plan” means each Employee Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

“Escrow Shares” means, as of a particular time, the Initial Escrow Shares that are then held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“FDA Acceptance Consideration Shares” means such number of shares of Purchaser Common Stock as is equal to 10% of the quotient obtained by dividing (a) the Adjusted Base Consideration by (b) the Milestone Per Share Price, rounded to the nearest whole share (with .05 or less being rounded down).

“FDA Approval Cash Consideration” means such amount of cash in United States Dollars as is equal to the difference of (a) the Base FDA Approval Consideration and (b) the FDA Approval Share Value.

“FDA Approval Consideration Shares” means such number of shares of Purchaser Common Stock as is equal to the quotient obtained by dividing (a) the FDA Approval Share Value, by (b) the Milestone Per Share Price, rounded to the nearest whole share (with ..05 or less being rounded down).

“FDA Approval Share Cap” means such number of shares of Purchaser Common Stock as is equal to the Share Cap minus the Closing Consideration minus the FDA Acceptance Consideration Shares.

“FDA Approval Share Value” means such portion of the Base FDA Approval Consideration as the Purchaser, in its sole and absolute discretion, shall determine; provided that, unless the Purchaser has obtained approval of its stockholders to issue a number of shares of Purchaser Common Stock in excess of the Share Cap in accordance with Nasdaq Marketplace Rule 5635(a)(2) (as may be amended, restated or supplemented), such portion shall not exceed an amount equal to product obtained by multiplying (a) the FDA Approval Share Cap, by (b) the Milestone Per Share Price.

“FDA Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions issued by the FDA (including, without limitation, pre-market approval applications, pre-market notifications, investigational new drug applications, new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company that are required for, among other things, the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company.

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“Fundamental Representations” means each of the representations and warranties contained in Section 2.1 (Organization and Good Standing), Section 2.2 (Capitalization), Section 2.3 (Subsidiaries), Section 2.4 (Authority; No Conflict; Required Filings and Consents), Section 2.20 (Brokerage and Transaction Bonuses), Section 2.21 (Title to and Sufficiency of Assets), Section 2.26 (Related Party Transactions), Section 3.1 (Authority, No Conflict; Required Filings and Consents), Section 3.2 (Ownership; Title to Shares) and Section 3.4 (Brokerage and Transaction Bonuses) and the representations and warranties contained in the Consideration Certificate.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Bid” means any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Governmental Authorization” means any (a) approval, permit, license, certificate, certificate of approval, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any domestic or foreign multinational, federal, state, provincial, municipal or local government (or any political subdivision thereof) or any domestic or foreign governmental, regulatory or administrative authority or any department, commission, board, agency, court, tribunal, judicial body or instrumentality thereof, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any arbitral body).

“ICF” means ITOCHU CHEMICAL FRONTIER Corporation, a Japanese corporation.

“Indebtedness” means, without duplication, the aggregate of the following: (a) all obligations for borrowed money (including the current portion thereof and all sums due on early termination and repayment or redemption calculated to the Closing Date), whether or not contingent, or issued or incurred in substitution or exchange for any such liability for borrowed money, or extensions of credit (including under credit cards, bank overdrafts and advances), (b) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business consistent with past practice, (d) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Company is liable as a lessee, (e) all obligations of others secured by a Lien on any asset of the Company (including accounts and contract rights), whether or not such obligations are assumed, (f) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations; all obligations under which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire the liability of any other Person or in respect of which the Company has otherwise assured a creditor against loss, (g) all obligations in respect of bankers’ acceptances, note purchases or similar facilities and under reverse repurchase agreements, (h) all obligations in respect of futures contracts, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date), (i) the amount of any termination payments in connection with the payment in full of any obligations for borrowed money, (j) accrued employment obligations, including without limitation, accrued salary, accrued vacation and accrued bonuses, (k) deferred revenue, (l) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (m) all obligations to purchase, redeem, retire or otherwise acquire for value any ownership interests or capital stock of the Company or any rights to acquire any ownership interests or capital stock of the Company, valued, in the case of redeemable ownership interests or capital stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (n) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward or other hedging agreement or derivative contract, net of any obligations to the Company thereunder, and (o) amounts due to the Purchaser or its subsidiaries and other Affiliates (including but not limited to amounts due pursuant to that certain promissory note, dated September 19, 2016, in the aggregate principal amount of $100,000, issued by the Company to the Purchaser, and the $500,000 standstill payment previously advanced to the Company by Scintilla Pharmaceuticals, Inc.). For purposes of the Agreement, “Indebtedness” includes (i) any and all accrued interest, fees, change of control payments, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the repayment of any Indebtedness, and (ii) any and all amounts of the nature described in clauses (a) through (o) above owed by the Company to any of its Affiliates, including any of the Stockholders.

“Initial Escrow Shares” means such number of shares of Purchaser Common Stock as is equal to 20% of the Closing Consideration, rounded to the nearest whole share (with .05 or less being rounded down).

“Intellectual Property Rights” means all (a) foreign and domestic patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, data bases and documentation thereof, including rights to third party software used in the business, (f) trade secrets and other Confidential Information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (g) other intellectual property rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter after due inquiry and investigation of the matter; or

(b) such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

The Company shall be deemed to have “Knowledge” of a particular fact or other matter if Anthony Mack or William Pedranti has Knowledge of such fact or other matter.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, termination of employment, employee classification, background checks, employment discrimination and harassment, wages, hours, meal and rest periods, accrual and payment of vacation pay and paid time off, or occupational safety and health and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Body.

“Law” means any federal, national, state, provincial, territorial, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” means the parcels of real property of which the Company is the lessee or sublessee (together with all fixtures and improvements thereon).

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, petroleum by-products, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon, infectious, biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens and any other substances that are now or hereafter: (a) listed, classified, regulated or fall within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law, (b) a danger to health, or (c) the subject of regulatory action by any Governmental Body pursuant to any Environmental Law.

“Milestone Per Share Price” means, (a) with respect to the FDA Acceptance Consideration Shares, the closing market price of one share of Purchaser Common Stock, as reported by Nasdaq (or such other market on which the Common Stock is then principally listed or traded) on the date of the Company’s receipt of the FDA Acceptance or, if no closing price is reported for such date, the closing price on the last preceding date for which such quotation exists, as reported in The Wall Street Journal; and (b) with respect to the FDA Approval Consideration Shares, the closing market price of one share of Purchaser Common Stock, as reported by Nasdaq (or such other market on which the Common Stock is then principally listed or traded) on the date of the Company’s receipt of the FDA Approval or, if no closing price is reported for such date, the closing price on the last preceding date for which such quotation exists, as reported in The Wall Street Journal; provided, however, that in no event shall the Milestone Per Share Price be (i) greater than four times the Closing Per Share Price (as adjusted as appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications or similar events affecting the Purchaser Common Stock after the date of the Agreement), or (ii) less than the Closing Per Share Price. By way of example, and for illustration purposes only, if the Closing Per Share Price is $8.00, and the applicable closing market price is less than $8.00, then the Milestone Per Share Price shall be $8.00, and if the applicable closing market price is $50.00, then the Milestone Per Share Price shall be $32.00; provided that all dollar amounts in the foregoing example shall be adjusted as appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications or similar events affecting the Purchaser Common Stock after the date of the Agreement.

“Negative FDA Letter” means formal and new “Complete Response Letter” from the FDA (for the avoidance of doubt, excluding routine or other correspondence with the FDA, and excluding correspondence received from the FDA prior to the date of this Agreement, such as the Complete Response Letter dated May 10, 2016) in which the FDA responds to a resubmission by the Company of its NDA for ZTLido (lidocaine patch 1.8%) for the treatment of postherpetic neuralgia and definitively rules that it has not approved such product and that it will not in the future entertain further submissions in support of approval of such product.

“Net Debt” means an amount equal to Cash minus Indebtedness; provided that, solely for purposes of the definition of Net Debt, Indebtedness shall not include the Advanced Amounts.

“NLRB” means the United States National Labor Relations Board.

“Organizational Documents” means, with respect to any Entity, the constitution, certificate of incorporation, articles of incorporation, by-laws, articles of organization, articles of association, partnership agreement, limited liability company agreement, trust deed, formation agreement, joint venture agreement or other similar organizational documents of such Entity (in each case, as amended through the date of the Agreement).

“Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permitted Lien” means any (a) Lien for Taxes not yet due and payable (excluding Liens arising under ERISA or the Code), (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (c) in the case of real property, zoning, building, occupancy or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.

“Person” means any individual, Entity, trust, Governmental Body or other organization.

“Personal Information” means any “personal information” (as defined in the Privacy Laws) about an identifiable individual in the possession, custody or control of the Company.

“Privacy Laws” means any national, provincial, territorial, state, local or foreign Law now in force or that may in the future come into force governing individual privacy and/or access to Personal Information, or the collection, use, disclosure, access and management of Personal Information, including without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended, the Health Information Technology for Economic and Clinical Health Act, state data breach notification Laws, state social security number protection Laws, the Federal Trade Commission Act, the Financial Services Modernization Act of 1999, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act and state consumer protection Laws.

“Proration Factor” means the quotient obtained by dividing (a) the number of Shares by (b) the number of Company Common Shares outstanding as of immediately prior to the Closing.

“Purchaser Common Stock” means the shares of common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, condition (financial or otherwise), results of operations, prospects, capitalization, assets, liabilities, operations or financial performance of the Purchaser, (b) the ability of the Purchaser to consummate the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement prior to the Termination Date, or (c) the Stockholders’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of Purchaser Common Stock issuable pursuant to this Agreement.

“Purchaser Related Agreement” means any certificate, agreement, document or other instrument, other than the Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated by the Agreement.

“Purchaser Stock Consideration” means the shares of Purchaser Common Stock issued by the Purchaser to the Stockholders pursuant to the Agreement.

“Receivables” means the accounts receivable, notes receivable and other receivables of the Company as of the close of business on the Closing Date.

“Related Party” means (a) each individual who is, or who has at any time been, an officer or director of the Company; (b) each member of the immediate family of each of the individuals referred to in clause (a) above; and (c) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Release” or “Released” means with respect to any Materials of Environmental Concern, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air. For purposes of the Agreement, the term “Release” shall also mean any threatened release.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Cap” means such number of shares of Purchaser Common Stock as is equal to 4.99% of the outstanding shares of Purchaser Common Stock on the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications or similar events affecting the Purchaser Common Stock after the date of the Agreement), rounded down to the nearest whole share.

“Stockholder Related Agreement” means any certificate, agreement, document or other instrument, other than the Agreement, to be executed and delivered by the Company or a Stockholder in connection with the transactions contemplated the Agreement, including without limitation the certificates, agreements, documents and other instruments set forth in Section 6.6 of the Agreement.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) 25% or more of the voting power of all outstanding stock or ownership interests of such Entity, or (b) the right to receive 25% or more of the net assets of such Entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such Entity.

“Supplier” means any supplier of goods or services to which the Company paid more than $25,000 in the aggregate during the 12-month period ended June 30, 2016, or expects to pay more than $25,000 in the aggregate during the 12-month period ending December 31, 2016.

“Taxes” means (a) any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, escheat, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, employment insurance, social security, business license, business organization, environmental, worker’s compensation, pension, payroll, profits, severance, stamp, occupation, windfall profits, customs, franchise and other taxes of any kind whatsoever imposed by the United States, or any state, provincial, local or foreign government, or any agency or political subdivision thereof, (b) any interest, penalties or additions to tax imposed with respect to such items or any contest or dispute thereof or in connection with the failure to timely or properly file any Tax Return; (c) any liability for payment of amounts described in clause (a) or (b) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (d) any liability for the payment of amounts described in clauses (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Returns” means any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, including any amendment thereof.

“Termination Date” means the date prior to the Closing on which the Agreement is terminated in accordance with ARTICLE IX of the Agreement.

“Transaction Expenses” means the sum of all fees, costs and expenses (including legal fees and accounting fees and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by the Agreement) that are incurred by the Company for the benefit of the Company or a Stockholder in connection with the transactions contemplated by the Agreement, including, without limitation, the costs of obtaining any consents required to be obtained pursuant to the Agreement.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

“UK Bribery Act” means the United Kingdom Bribery Act 2010.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company from users of the Company’s products or of any website or service operated or maintained by the Company.